UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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UNIVERSAL DISPLAY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIVERSAL DISPLAY CORPORATION

375 Phillips Boulevard

Ewing, New Jersey 08618

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 18, 2020

Dear Shareholders:

You are cordially invited to attend the 2020 Annual Meeting of Shareholders of Universal Display Corporation on Thursday, June 18, 2020 at 2:00 p.m., Eastern Time. In light of the coronavirus/COVID-19 outbreak and governmental decrees that in-person gatherings be postponed or canceled, and in the best interests of public health and the health and safety of our stockholders, employees and Board of Directors, this year’s annual meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend, vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/OLED2020 and entering the 16-digit control number included in our notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials. We are holding the meeting to:

(1)	Elect nine members of our Board of Directors to hold one-year terms;
(2)	Approve an advisory resolution regarding executive officer compensation;
(3)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2020; and
(4)	Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

If you were the holder of record of shares of our common stock or Series A Nonconvertible Preferred Stock at the close of business on April 3, 2020, you are entitled to notice of, and may vote at, the annual meeting. You may also vote in advance of the meeting, as described in the proxy statement. Any such shareholder on April 3, 2020 may vote at the meeting, even if he or she has already voted before the meeting.

The proxy statement and our 2019 Annual Report to Shareholders are available free of charge at ir.oled.com.

We look forward to the meeting.

Sincerely,
By: /s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

Ewing, New Jersey
April 23, 2020

Your vote is important. We encourage you to promptly complete, sign, date and return the proxy card, or vote by phone or on the Internet as described in the proxy statement, whether or not you expect to attend the virtual annual meeting via webcast on the Internet. If you are a shareholder of record and you attend the meeting via webcast, you may revoke your proxy and vote your shares at that time.

UNIVERSAL DISPLAY CORPORATION

375 Phillips Boulevard

Ewing, New Jersey 08618

PROXY STATEMENT FOR 2020 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 18, 2020

INFORMATION CONCERNING THIS SOLICITATION

The Board of Directors of Universal Display Corporation (“we,” “us” or the “Company”) is soliciting proxies for the 2020 Annual Meeting of Shareholders to be held as a virtual meeting via a live webcast on the Internet on Thursday, June 18, 2020, at 2:00 p.m., Eastern Time, at www.virtualshareholdermeeting.com/OLED2020 (the “Annual Meeting”). This proxy statement contains important information for shareholders to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

At the Annual Meeting, our shareholders will be asked to vote upon:

(1)	the election of nine members of our Board of Directors to hold one-year terms;
(2)	a proposal to approve an advisory resolution regarding executive officer compensation;
(3)	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2020; and
(4)	such other business as may properly come before the meeting or any postponements or adjournments thereof.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Shareholders to be Held on June 18, 2020

This proxy statement and our 2019 Annual Report to Shareholders are available free of charge at ir.oled.com.

PROXY MATERIALS

Our Board of Directors has set April 3, 2020 as the record date for the Annual Meeting (the “Record Date”). As of the Record Date, we had outstanding 47,149,703 shares of common stock and 200,000 shares of Series A Nonconvertible Preferred Stock.

Beginning on or about April 23, 2020, we are sending proxy materials to “registered holders” as of the Record Date. Registered holders are those shareholders whose shares are registered directly in their names with our transfer agent, American Stock Transfer & Trust Company, LLC.

Beginning on or about April 23, 2020, we are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to “beneficial owners” of our stock as of the Record Date. Beneficial owners are those shareholders whose shares are held in a stock brokerage account or by a bank or other holder of record; such shareholders are also sometimes referred to as “street name” holders. Beneficial owners may view proxy materials on the Internet, and may also request and receive a paper or e-mail copy of the proxy materials by following the instructions provided in the Notice.

We will pay the expenses of these solicitations. Proxies may also be solicited by telephone or in person by some of our officers, directors and regular employees or independent contractors, who will not be specially engaged or compensated for such services.

Our principal executive offices are located at 375 Phillips Boulevard, Ewing, New Jersey 08618. Our general telephone number is (609) 671-0980.

Universal Display Corporation • 2020 Proxy Statement • 1

VOTING AT THE ANNUAL MEETING

Each holder of our common stock or Series A Nonconvertible Preferred Stock as of the Record Date is entitled to one vote per share on all matters to be voted on at the Annual Meeting. Holders of our common stock and Series A Nonconvertible Preferred Stock vote together as a single class on all matters.

Only shareholders of record who own shares (whether as a registered holder or a beneficial owner) as of the close of business on the Record Date are entitled to notice of, or to vote at, the Annual Meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the Annual Meeting will constitute a quorum for purposes of that matter. Shareholders of record who return a proxy card but abstain from voting or fail to vote on a particular matter will be considered “present” for quorum purposes with respect to the matter. In addition, shares held by brokers or nominees who have notified us on a proxy card or otherwise in accordance with industry practice that they have not received voting instructions with respect to a particular matter and that they lack or have declined to exercise voting authority with respect to such matter (referred to in this proxy statement as “uninstructed shares”), will be considered “present” for quorum purposes with respect to the matter. Votes not cast by brokers or nominees with respect to uninstructed shares are referred to in this proxy statement as “broker non-votes.”

The persons named in the proxy will vote the shares represented by each properly executed proxy as directed therein. In the absence of such direction on a properly executed proxy card, the persons named in the proxy will vote “FOR” the persons nominated by our Board of Directors for election as directors; “FOR” the proposal to approve, on an advisory basis, the compensation of our executive officers; and “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2020. As to other items of business that may properly be presented at the Annual Meeting for action, the persons named in the proxy will vote the shares represented by the proxy in accordance with their best judgment.

A shareholder of record (whether a registered holder or a beneficial owner) may revoke his or her proxy at any time before its exercise by giving written notice of such revocation to our Corporate Secretary. In addition, any shareholder of record (whether a registered holder or a beneficial owner) may vote by ballot at the Annual Meeting, even if he or she has already voted prior to the Annual Meeting, in accordance with the procedure set forth below.

You may own shares of our stock both as a registered holder and as a beneficial owner, in which case you will receive proxy materials as well as the Notice. To vote all of your shares, you will vote your “registered” shares based on the instructions in the proxy card, and your “beneficially-owned” shares based on the instructions in the Notice, by any of the methods set forth below.

The preliminary voting results will be announced at the Annual Meeting. The final results will be reported in a Current Report on Form 8-K to be filed within four business days following the date of the Annual Meeting.

HOW YOU CAN VOTE

Your vote is important. You may vote by any of the following methods:

By telephone or via the Internet.	You may vote by proxy by telephone or via the Internet by following the instructions provided in the Notice, proxy card or voting instruction card.

By mail.	If you received printed copies of the proxy materials by mail (whether initially or upon request), you may vote by proxy by signing and returning the proxy card or voting instruction card by mail.

Online during the Annual Meeting.

This year’s Annual Meeting will be held entirely online. Registered holders and beneficial owners with shares held in street name (held in the name of a broker or other nominee) may vote online at the Annual Meeting by visiting the following Internet website: www.virtualshareholdermeeting.com/OLED2020, and entering the 16-digit control number included in the Notice, on their proxy card or on the instructions that accompanied the proxy materials. Beneficial owners with shares held in street name must obtain a legal proxy from their broker or other nominee to vote online at the Annual Meeting.

If you vote by telephone or via the Internet before the Annual Meeting, please have your Notice or proxy card available. The 16-digit control number appearing on your Notice or proxy card is necessary to process your vote. A telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned a proxy card by mail.

Universal Display Corporation • 2020 Proxy Statement • 2

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at nine, all of whom are to be elected at the Annual Meeting. Our Board of Directors, at a meeting on December 12, 2019, unanimously agreed to increase the number of directors on the Board from seven to nine, and to elect Ms. Cynthia J. Comparin and Ms. Celia M. Joseph as independent directors to the positions, with such Board increase and election of Ms. Comparin and Ms. Joseph becoming effective January 1, 2020. Each director elected will serve until our next annual meeting of shareholders and such time as a successor has been selected and qualified, or until the director’s earlier death, resignation or removal. Each of our nine director nominees has consented to being nominated and to serve if elected. If any nominee should subsequently decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall be determined by them in accordance with their best judgment.

Pursuant to our Amended and Restated Articles of Incorporation, the holder of our Series A Nonconvertible Preferred Stock is entitled to nominate and elect two of the members of our Board of Directors. The holder of the Series A Nonconvertible Preferred Stock has waived this right with respect to the election of directors at the Annual Meeting.

All nine nominees are presently members of our Board of Directors whose terms expire at the Annual Meeting. We recommend voting “FOR” the nominees set forth below. The experience, qualifications, attributes and skills set forth next to each nominee’s name have led our Board of Directors to conclude that these nominees should serve as members of our Board of Directors.

Nominees For Election as Directors

Name of Director	Age	Year First Became Director, Principal Occupations and Certain Directorships
Sherwin I. Seligsohn	84

Mr. Seligsohn is our Founder and has been the Chairman of our Board of Directors since June 1995. He also served as our Chief Executive Officer from June 1995 through December 2007, and as our President from June 1995 through May 1996. Mr. Seligsohn serves as a director and as President and Secretary of American Biomimetics Corporation, International Multi-Media Corporation, and Wireless Unified Network Systems Corporation. He was also previously the Chairman of the Board of Directors, President and Chief Executive Officer of NanoFlex Power Corporation (formerly known as Global Photonic Energy Corporation) (“NanoFlex”) until April 2012, when he resigned from his positions at NanoFlex. Since that time, Mr. Seligsohn’s only relationship with NanoFlex is as a shareholder and option holder. From June 1990 to October 1991, Mr. Seligsohn was Chairman Emeritus of InterDigital Communications, Inc. (“InterDigital”), formerly International Mobile Machines Corporation. He founded InterDigital and from August 1972 to June 1990 served as its Chairman of the Board of Directors. Mr. Seligsohn is a member of the Industrial Advisory Board of the Princeton Institute for the Science and Technology of Materials (“PRISM”) at Princeton University.

Mr. Seligsohn’s extensive experience in technological innovation and, as our founder, his long history with our Company and its technology provide compelling attributes that have contributed to his leadership of the Company. As a result of these opportunities, Mr. Seligsohn is well equipped to provide strategic guidance to the Company.

Steven V. Abramson	68

Mr. Abramson is our President and Chief Executive Officer, and has been a member of our Board of Directors since May 1996. Mr. Abramson served as our President and Chief Operating Officer from May 1996 through December 2007. From March 1992 to May 1996, Mr. Abramson was Vice President, General Counsel, Secretary and Treasurer of Roy F. Weston, Inc., a worldwide environmental consulting and engineering firm. From December 1982 to December 1991, Mr. Abramson held various positions at InterDigital, including General Counsel, Executive Vice President and General Manager of the Technology Licensing Division.

Mr. Abramson’s extensive experience in international business and long history with our Company are compelling attributes which have contributed to his leadership of the Company. His leadership roles in the OLED and technological fields have provided him with valuable opportunities to interact with business leaders in market segments of importance to the Company. Mr. Abramson is well equipped to lead the Company in its dealings with the business community and the public sector.

Universal Display Corporation • 2020 Proxy Statement • 3

Name of Director	Age	Year First Became Director, Principal Occupations and Certain Directorships
Sidney D. Rosenblatt	72

Mr. Rosenblatt is an Executive Vice President and has been our Chief Financial Officer, Treasurer and Secretary since June 1995. He also has been a member of our Board of Directors since May 1996. Mr. Rosenblatt was the owner of S. Zitner Company from August 1990 through August 2010 and served as its President from August 1990 through December 1998. From May 1982 to August 1990, Mr. Rosenblatt served as the Senior Vice President, Chief Financial Officer and Treasurer of InterDigital. Mr. Rosenblatt is on the Board of Managers of the Overbrook School for the Blind and previously served as a member of the Board of Careers through Culinary Arts Program.

Mr. Rosenblatt’s extensive experience in public company financial matters and long history with our Company are compelling attributes which have contributed to his leadership of the Company. His leadership in investor relations and familiarity with the OLED industry have provided him with significant experience of value to the Company. Mr. Rosenblatt is well equipped to lead the Company in its dealings with the for-profit and not-for-profit communities and the public sector.

Cynthia J. Comparin	61

Ms. Comparin has been a member of our Board of Directors since January 2020.  She currently also serves on the board of Cullen/Frost Bankers, Inc. (NYSE: CFR). Ms. Comparin was the founder and CEO of Animato, a technology solutions provider from 1997 until she sold the company in 2016. Prior to establishing Animato, Ms. Comparin was President of ALLTEL’s Enterprise Network Services Division, Vice President and General Manager for Nortel’s Network Transformation Services Division and was General Manager of Latin America at Recognition International. She also previously held U.S. and internationally-based executive management positions at Electronic Data Systems (EDS).

Ms. Comparin’s significant leadership experience has given her strong insights which enables her to contribute to the Company in a variety of areas, including international business, financial and strategic planning. Her membership on the board of other public companies, and her experience on a public company audit committee also enables her to share best practices observed from these experiences.

Richard C. Elias • Chair, Nominating & Corporate Governance Committee	66

Mr. Elias has been a member of our Board of Directors since April 2014. Mr. Elias retired from PPG Industries, Inc. prior to joining our Board. Prior to his retirement, Mr. Elias served as the Senior Vice President - Optical and Specialty Materials of PPG Industries, Inc. from July 2008 through March 30, 2014. From April 2000 through June 2008, Mr. Elias held the position of Vice President, Optical Products of PPG Industries, Inc. Mr. Elias was a director of Black Box Corporation (NASDAQ: “BBOX”) until January 7, 2019 when the company was purchased by AGC Networks and became a non-public company, and previously served as a member of its Compensation Committee and its Nominating & Governance Committee.

Mr. Elias’ significant experience as a corporate executive, including more than 20 years of senior management experience for a global manufacturer and distributor that experienced significant growth and expansion, has given him strong insights which enable him to contribute to the Company in a variety of areas, including product development, sales and marketing, budgeting, strategic planning, operations and executive management. Mr. Elias’ prior service on the board of another public company also enables him to share best practices observed from his other experiences.

Universal Display Corporation • 2020 Proxy Statement • 4

Name of Director	Age	Year First Became Director, Principal Occupations and Certain Directorships
Elizabeth H. Gemmill • Lead Independent Director • Chair, Compensation Committee • Chair, Environmental & Social Responsibility Committee	74

Ms. Gemmill has been a member of our Board of Directors since April 1997 and has served as the Lead Independent Director since February 20, 2018. She is also on the Boards of The Franklin Institute, Delaware Valley University and Arden Theatre Company. Ms. Gemmill is also a Board Leadership Fellow of the National Association of Corporate Directors. Since March 1999, she has been Managing Trustee and, more recently, President of the Warwick Foundation until the Foundation was dissolved in 2012. From February 1988 to March 1999, Ms. Gemmill was Vice President and Secretary of Tasty Baking Company. Ms. Gemmill is the former Chairman of the Board of Philadelphia University (1998-2009). She previously served as a director of Beneficial Bancorp, Inc. (NASDAQ: “BNCL”), WHYY, Inc., the Philadelphia College of Osteopathic Medicine, the YMCA of Philadelphia and Vicinity, The Presbyterian Foundation (where she served as the Chairman of the Board until June 2018), American Water Works Company, Inc. until it was sold in early 2003, and Philadelphia Consolidated Holdings Corporation until it was sold in December 2008. Ms. Gemmill also served as a member of the advisory board of WSFS Financial Corporation (NASDAQ: “WSFS”) until December 2019.

Ms. Gemmill’s extensive background as a public company executive, as well as long history on for-profit and not-for-profit boards, has given her strong insights and the ability to assist our Board on matters of corporate oversight and governance, and critical experience regarding public company oversight matters. Her previous public company board and audit committee service also enables her to share best practices observed from these experiences. Ms. Gemmill also demonstrates a strong commitment to the local community in her various not-for-profit roles.

C. Keith Hartley • Chair, Audit Committee	77

Mr. Hartley has been a member of our Board of Directors since September 2000. Since June 2000, he has been the President of Hartley Capital Advisors, a merchant banking firm. From August 1995 to May 2000, he was the managing partner of Forum Capital Markets LLC, an investment banking company. In the past, Mr. Hartley held the position of managing partner for Peers & Co. and Drexel Burnham Lambert, Inc. He serves as a director and is on various committees of Swisher International Group, Inc. He also previously served as a director of Idera Pharmaceuticals, Inc.

Mr. Hartley’s significant experience in the investment banking industry gives him strong insights into areas such as corporate finance and strategic transactions, enabling him to contribute to the Company in a variety of areas, including strategic planning, finance and executive management. Mr. Hartley’s past experience on the boards of other public companies also provides him with valuable insight into corporate governance practices.

Celia M. Joseph	66

Ms. Joseph has been a member of our Board of Directors since January 2020. Previously, Ms. Joseph served as Director, Employment and Benefits Law in the legal department of chemical company, Solenis LLC, where she provided leadership and advice for all areas of global employment and benefits law from 2014 until her retirement in 2018. Prior to her position at Solenis LLC, Ms. Joseph was Of Counsel at Fisher & Phillips LLP, founded the law firm Celia M. Joseph & Associates PC, and was a Principal at Reaching Agreement ADR LLC. From 1980 to 2009, Ms. Joseph was an Assistant General Counsel, global Employment Law Manager, and Corporate EEO/Diversity Manager at Rohm and Haas Company. Ms. Joseph currently serves as a volunteer member of the Board of Directors of the Wynnefield branch of the Settlement Music School and formerly served as a member of the Board of Directors of the International Employers Forum and as an officer of the International Bar Association.

Ms. Joseph’s near forty years’ experience working for multinational companies in the chemicals industry has given her strong insights and the ability to assist our Board on matters including global human resource management and law.

Lawrence Lacerte • Chair, Investment Committee	67

Mr. Lacerte has been a member of our Board of Directors since October 1999. Since July 1998, he has been Chairman of the Board of Directors and Chief Executive Officer of Exponent Technologies, Inc., a company specializing in technology and Internet-related ventures. Prior to that time, he was the founder, Chairman of the Board of Directors and Chief Executive Officer of Lacerte Software Corp., which was sold to Intuit Corporation in June 1998.

Mr. Lacerte’s varied career as the founder of a successful software company allows him to bring to the Board a diverse combination of business, operational and strategic knowledge and skills.

Vote Required and Recommendation of our Board of Directors

At the Annual Meeting, each director will be elected by a majority of the votes cast with respect to that director at the meeting. For these purposes, a vote of the majority of the votes cast means that the number of shares voted “for” a director exceeds 50% of the votes cast with respect to that director. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote. Shareholders do not have cumulative voting rights with regard to the election of members of our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

Universal Display Corporation • 2020 Proxy Statement • 5

Director Independence

Our Board of Directors has established a Nominating & Corporate Governance Committee, whose duties include, among others, making recommendations for approval to the full Board of Directors with regard to director independence. The current members of the Nominating & Corporate Governance Committee are Mr. Elias (Chair), Ms. Gemmill and Mr. Hartley, who also composed the Nominating & Corporate Governance Committee through 2019. Each member of our Nominating & Corporate Governance Committee is an independent director under the NASDAQ listing requirements. Our Nominating & Corporate Governance Committee operates pursuant to a written charter that was last reviewed by the Nominating & Corporate Governance Committee and approved by our Board of Directors on April 7, 2020. A copy of the charter is publicly available through the “Shareholders — Corporate Governance” section of our website at www.oled.com.

After the Nominating & Corporate Governance Committee makes its recommendations to the Board of Directors with regard to director independence, our Board of Directors considers and approves these recommendations. In so doing, the Board of Directors has determined that a majority of its members are “independent directors” within the meaning of applicable NASDAQ listing requirements. Our independent directors are Ms. Comparin, Mr. Elias, Ms. Gemmill, Mr. Hartley, Ms. Joseph and Mr. Lacerte. In addition, based on these listing requirements, our Board of Directors has determined that Mr. Seligsohn, Mr. Abramson and Mr. Rosenblatt are not independent directors because they are all officers of the Company.

Our independent directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit, Compensation, Environmental & Social Responsibility (“ESR”), Investment, and Nominating & Corporate Governance Committees, as applicable.

In evaluating director independence, the disinterested members of our Nominating & Corporate Governance Committee and the Board of Directors considered our relationship with Exponent Technologies, Inc. (“Exponent”). Exponent is a provider of information system services for payroll, benefits and human resources management. Mr. Lacerte is Chairman of the Board of Directors and Chief Executive Officer of Exponent. For 2019, we paid a total of approximately $49,557 to Exponent in connection with its provision of these services to us. This amount is well below the threshold for director independence under the NASDAQ listing requirements. There being no other factors suggesting that this relationship might impair Mr. Lacerte’s independence, the disinterested members of our Nominating & Corporate Governance Committee and the Board of Directors concluded that Mr. Lacerte should be treated as an independent director.

Board and Committee Meetings; Annual Meeting Attendance

In 2019, our Board of Directors held nine meetings, our Audit Committee held six meetings, our Compensation Committee held eight meetings, our Nominating & Corporate Governance Committee held three meetings, our ESR Committee held two meetings, and our Investment Committee held one meeting. All members of the Board (or of the applicable committee of the Board) attended at least 75% of these meetings in the aggregate.

All incumbent directors and nominees for election as director are encouraged, but not required, to attend our annual meetings of shareholders. All of the current members of our Board of Directors who were members of the Board in 2019 attended our Annual Meeting of Shareholders in 2019.

Director Nominations

The duties of our Nominating & Corporate Governance Committee include, among others, recommending to the full Board of Directors candidates for election and re-election as directors. The Nominating & Corporate Governance Committee recommends candidates for election as directors, and the Board of Directors then approves the candidates who will be nominated to stand for election. In nominating candidates for election as directors, both our Nominating & Corporate Governance Committee and our full Board of Directors consider the skills, experience, character, commitment and diversity of background of each potential nominee, all in the context of the requirements of our Board of Directors at that point in time. With respect to their consideration of diversity of background, neither our Nominating & Corporate Governance Committee nor our full Board of Directors has a formal policy of assessing diversity with respect to any particular qualities or attributes. Each candidate should be an individual who has demonstrated integrity and ethics, has an understanding of the elements relevant to the success of a publicly-traded company, and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate also should be prepared to participate in all Board and committee meetings that he or she attends, and should not have other personal or professional commitments that might reasonably be expected to interfere with or limit such candidate’s ability to do so. Additionally, in determining whether to recommend a director for re-election, the director’s past attendance at Board and committee meetings is considered.

Our Board of Directors has no stated specific, minimum qualifications that must be met by candidates for election as directors. However, in accordance with SEC rules and applicable NASDAQ listing requirements, at least one member of our Board of Directors is expected to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and a majority of the members of the Board are expected to meet the definition of “independent director” within the meaning of SEC rules and applicable NASDAQ listing requirements.

Universal Display Corporation • 2020 Proxy Statement • 6

Any shareholder of record entitled to vote in the election of directors at an annual or special meeting of our shareholders may nominate one or more persons to stand for election to the Board at such meeting in accordance with the requirements of our Amended and Restated Bylaws. In order to be considered by our Board of Directors in connection with the nominations process for our 2021 Annual Meeting of Shareholders, all such director nominations must be received by our Corporate Secretary at our principal executive offices by February 18, 2021. Each such submission must be in writing and must comply with the notice, information and consent provisions contained in our Amended and Restated Bylaws. In addition, each such submission must include any other information required by Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Submissions should be addressed to our Corporate Secretary at the following address: Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.

Our Nominating & Corporate Governance Committee will consider all candidates identified by shareholders through the processes described above, and will evaluate each of them, including incumbent directors, based on the same criteria and make a recommendation to the full Board of Directors relating to all candidates for director. Although we have no formal policy regarding shareholder nominees, our Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on an assessment of the individual’s background, skills and abilities, together with an assessment of whether such characteristics qualify the individual to fulfill the needs of our Board of Directors at that time.

Board Leadership Structure

Our Board is currently composed of nine directors – six independent directors and three directors who are executive officers of the Company. Since December 2007, when Mr. Abramson became our Chief Executive Officer and Mr. Seligsohn took the title Founder and Chairman of the Board, our Board of Directors has had a leadership structure in which the Board’s chair and our Chief Executive Officer are different persons. Prior to that time, Mr. Seligsohn served both as Chief Executive Officer and Chairman of the Board.

We believe that the overlap between our Board of Directors and executive management has been advantageous to us, as we have benefited from strong, clear, consistent and cohesive leadership, with a senior executive setting the tone and having ultimate responsibility for all of our operating and strategic functions, thus providing unified leadership and direction for our Board of Directors and our operational functions. While our Board of Directors has never concluded that the role of Chairman must always be held by a senior executive, and reserves the right to reconsider this matter, it intends to continue the current arrangement for the foreseeable future.

In February 2018, our Board of Directors created a lead independent director role, to further promote strong, independent oversight of the Company’s management and affairs. On February 20, 2018, the independent directors of the Board designated Ms. Gemmill to serve as our lead independent director. Ms. Gemmill had previously performed the functions of a lead independent director including developing agendas for and chairing executive sessions of the Board, acting as a liaison between the independent directors and the Chairman of the Board, and participating on numerous calls with shareholders as part of the Company’s shareholder outreach efforts.

Our independent directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit, Compensation, ESR, Investment, and Nominating & Corporate Governance Committees. All of our directors take active roles in the activities of our Board of Directors and at meetings of the full Board. All members of our Board of Directors are able to propose items for inclusion on Board meeting agendas, and our Board meetings include time for discussion of items not on the formal agenda.

Each of our directors is a sophisticated and seasoned business person, experienced in board processes and knowledgeable regarding matters of corporate governance, and has substantial leadership experience in his or her field. For additional information about the backgrounds and qualifications of our directors, see above under the heading “Nominees For Election as Directors.”

Audit Committee

Our Board of Directors has established a standing Audit Committee. In the first half of 2019, the members of our Audit Committee were Mr. Hartley (Chair), Ms. Gemmill and a former independent director, Ms. Rosemarie B. Greco, who left the Board on June 20, 2019 when her term ended.  Upon the departure of Ms. Greco, our Board of Directors, at its June 20, 2019 meeting, appointed Mr. Lacerte as a member of the Audit Committee. The current members of our Audit Committee are Mr. Hartley (Chair), Ms. Gemmill and Mr. Lacerte.

Our Audit Committee operates pursuant to a written charter that complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ listing standards. The Audit Committee Charter was last reviewed by our Audit Committee and approved by our Board of Directors on April 7, 2020 and a copy of the charter is publicly available through the “Shareholders — Corporate Governance” section of our website at www.oled.com.

Universal Display Corporation • 2020 Proxy Statement • 7

According to its charter, our Audit Committee is responsible for, among other things:

•	reviewing our financial statements and discussing these statements and other relevant financial matters with management and our independent registered public accounting firm;
•	selecting and evaluating our independent registered public accounting firm and approving all audit engagement fees and terms;
•	pre-approving all audit and non-audit services provided to us, including the scope of such services, the procedures to be utilized and the compensation to be paid;
•	assessing the effectiveness of our internal control system and discussing this assessment with management and our independent registered public accounting firm;
•

reviewing our financial reporting and accounting standards and principles, significant changes in these standards and principles, or in their application, and key accounting decisions affecting our financial statements, including alternatives to, and the rationale for, these decisions;

•

discussing with management and our independent registered public accounting firm, as appropriate, our risk assessment and risk management policies, including our major exposures to financial risk and the steps taken by management to monitor and mitigate these exposures; and

•

reviewing and investigating any matters pertaining to the integrity of management, including any actual or potential conflicts of interest or allegations of fraud, and the adherence of management to the standards of business conduct required by our code of ethics.

Each member of our Audit Committee meets the financial knowledge and independence criteria of the NASDAQ listing requirements. In April 2020, our Board of Directors determined that Mr. Hartley, Chair of the Audit Committee, is an “audit committee financial expert” as such term is defined under SEC regulations and that Mr. Hartley meets the financial sophistication and independence standards mandated by the NASDAQ listing requirements.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with Company management the audited financial statements of the Company for the year ended December 31, 2019, as well as management’s assessment of the Company’s internal control over financial reporting as of December 31, 2019. In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 16. The Audit Committee also has received the written disclosures and the letter from KPMG LLP required by the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed the independence of KPMG LLP with that firm. Based on the Audit Committee’s review of the matters noted above and its discussions with management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Respectfully submitted by the Audit Committee

C. Keith Hartley (Chair) Elizabeth H. Gemmill
Lawrence Lacerte

Compensation Committee

Our Board of Directors has established a standing Compensation Committee. In the first half of 2019, the members of our Compensation Committee were Ms. Gemmill (Chair), Mr. Lacerte, and former independent director Ms. Greco. Upon Ms. Greco’s departure from the Board in June 2019, the membership of the Compensation Committee consisted of, and it continues to consist of, Ms. Gemmill (Chair) and Mr. Lacerte.

Our Compensation Committee operates pursuant to a written charter that was last reviewed by our Compensation Committee and approved by our Board of Directors on April 7, 2020. A copy of the charter is publicly available through the “Shareholders — Corporate Governance” section of our website at www.oled.com.

According to its charter, our Compensation Committee is responsible for, among other things:

•	reviewing and approving the base salary, incentive compensation and any other compensation for the Company’s Chief Executive Officer and other senior executive officers;
•	recommending to the full Board of Directors the compensation for service as a member of the Board of Directors;

Universal Display Corporation • 2020 Proxy Statement • 8

•

overseeing the development of an internally consistent and externally competitive executive compensation program to attract and retain qualified executives and to provide incentives for the attainment of the Company’s strategic goals;

•	reviewing and approving management’s recommendations for equity compensation awards under the Company’s equity-based compensation plans;
•

administering and discharging the duties imposed on the Compensation Committee under the terms of the charter, the Company’s Equity Compensation Plan, Employee Stock Purchase Plan and the Supplemental Executive Retirement Plan; and

•	making recommendations to the full Board of Directors with respect to long-term incentive compensation plans and equity based compensation plan, and any changes to such plans.

Our Compensation Committee has historically determined the compensation for the Company’s executive officers in two stages. Base salary adjustments and perquisites and other benefits (life insurance coverage, automobile allowance, etc.) traditionally have been approved to coincide with the annual employment anniversaries of these individuals with the Company. Awards under our Annual Incentive Plan (which we sometimes refer to as bonuses), long-term incentive equity compensation awards, and any special cash or non-cash awards typically have been granted shortly after year-end. This enables the Compensation Committee to review and consider the Company’s fiscal performance for the year in determining these awards.

Compensation for non-employee members of our Board of Directors for 2019 was recommended by our Compensation Committee and approved by the Board of Directors in December 2018, in an amount consistent with the types and equal in amount to 2018 compensation. For 2020, our Compensation Committee recommended, and our Board of Directors approved, a compensation program for non-employee members of our Board of Directors consistent with the compensation program for 2019, as described below under “Compensation of Directors.”

As in prior years, Board compensation was paid in 2019 in quarterly installments shortly following the end of each quarter during the year. The three directors who also serve as employees or officers of the Company did not receive compensation for their service on the Board.

In order to facilitate the Compensation Committee’s activities, Company management recommends to the Committee proposed compensation for the Company’s executive officers and directors. However, the Compensation Committee exercises independent judgment in determining compensation for the Company’s executive officers and directors, and in recommending this compensation to the full Board of Directors for approval. As part of this process, the Compensation Committee meets in executive session to review and ultimately finalize its recommendations.

Since 2009, the Compensation Committee has consulted from time to time as to compensation matters with Korn Ferry (formerly Korn Ferry Hay Group), a global management consulting firm (“Korn Ferry”). As discussed below under “Executive Compensation – Compensation Discussion and Analysis,” the Compensation Committee consulted with Korn Ferry in establishing the executive compensation program for 2019.

Compensation Committee Interlocks and Insider Participation

Each member of our Compensation Committee is an independent director under the NASDAQ listing requirements. None of the members of our Compensation Committee were officers or employees of the Company or any of its subsidiaries during 2019, were formerly officers of the Company or any of its subsidiaries, or had any relationship with the Company since the beginning of 2019 that requires disclosure under Item 404 of Regulation S-K, nor have there been since the beginning of 2019 any compensation committee interlocks involving our directors and executive officers that require disclosure under Item 407 of Regulation S-K.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Company management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee

Elizabeth H. Gemmill (Chair)
Lawrence Lacerte

Universal Display Corporation • 2020 Proxy Statement • 9

Shareholder Communications

Shareholders may send communications to our Board of Directors, or to individual members of our Board of Directors, care of our Corporate Secretary at the following address: Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618. In general, all shareholder communications sent to our Corporate Secretary for forwarding to our Board of Directors, or to specified Board members, will be forwarded in accordance with the sender’s instructions. However, our Corporate Secretary reserves the right to not forward to members of our Board of Directors any abusive, threatening or otherwise inappropriate materials. Information on how to submit complaints to our Audit Committee regarding accounting, internal accounting controls or auditing matters can be found on the “Shareholders — Corporate Governance” section of our website at www.oled.com. The information on our website referenced in this proxy statement is not and should not be considered a part of this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy and Objectives

Compensation and benefits programs are an important part of the relationship between our Company and its executive officers. Compensation for our executive officers is intended to be competitive, thereby allowing us to attract, motivate and retain talented personnel. We also seek to reward our executive officers for accomplishments and contributions to the Company’s long-term strategic and short-term business goals.

What We Do vs. What We Do Not Do

Below is a summary of executive compensation policies and practices we have chosen to implement to support our executive compensation philosophy and objectives, and practices we have chosen not to implement:

What We Do:	What We Do Not Do:

Pay for Performance under Our Annual Incentive Plan: We link pay to performance and shareholder interests by establishing our Annual Incentive Plan based on financial metrics and strategic performance goals established in advance by our Compensation Committee.

No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our Annual Incentive Plan.

Enhanced Emphasis of Company Goals and Relative Growth Targets Under our Annual Incentive Plan: In 2019, the Company financial performance factors under our Annual Incentive Plan were 80% and the team/individual performance factor was 20%. The financial performance factors provide that the revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) components are based on percentage growth over the prior year.

No Employment Contracts: We do not have any individual employment contracts with any of our executive officers.

Clawback Policy: In 2017, our Compensation Committee adopted a new policy, applicable to performance compensation such as the bonuses under our Annual Incentive Plan and the performance share unit awards under our long-term incentive program, which requires that our Board of Directors review the performance compensation paid or awarded to our executive officers during any period in which an executive officer’s fraud, intentional or willful misconduct, or gross negligence results in a material restatement of any financial statements. If the Board of Directors determines that the amount of performance compensation paid or awarded during the affected period exceeds what would have been paid or awarded in accordance with the restatement, then the Board of Directors in its sole discretion may cause such executive to forfeit unvested or unpaid performance compensation, and recover from the executive the performance compensation that was already paid or awarded during such period.

Existing Clawback Provisions in Executive Retention Agreements Continue to Apply. Certain of our executive officers are subject to Equity Retention Agreements which include clawback provisions. The clawback policy we adopted in 2017 is supplemental to the retention agreement provisions.

No Short Selling, Hedging or Similar Transactions: All employees and directors are prohibited from trading in options, warrants, puts and calls or similar financial instruments on any Company securities, or selling any Company securities “short.” Additionally, all employees and directors are prohibited from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any Company securities.

Universal Display Corporation • 2020 Proxy Statement • 10

What We Do:	What We Do Not Do:
Compensation Committee Independence and Experience: Our Compensation Committee is composed solely of independent directors who have extensive experience.	No Re-Pricing of Equity Awards: Our Equity Incentive Plan prohibits repricing of equity awards without shareholder approval.
Independent Compensation Advisor: Our Compensation Committee engages its own independent advisor.

Limited Perquisites:  Most of the perquisites provided to our Named Executive Officers (defined under the “Summary Compensation Table” section below) are the same as those provided to all of our employees.

Stock Ownership Guidelines:  Our Board of Directors adopted stock ownership guidelines for our executive officers in 2017. Under the guidelines, each executive officer of the Company is expected to own a number of shares of the Company’s common stock with a market value equal to the amount applicable to their position for as long as he or she remains an executive. Applicable amounts are 6x base salary for our CEO or President, 4x base salary for our CFO and Executive Vice Presidents, 3x base salary for our Senior Vice Presidents and 2x base salary for our other executives. There is also a stock retention requirement applicable to certain awards. All of our Named Executive Officers are in compliance with the stock ownership guidelines.

Guidelines for our directors have been in place since 2011, requiring directors to own shares of our common stock equal in value to 10x their annual cash compensation for Board service, excluding additional compensation for committee service. Each of the directors is required to comply with such guidelines within five years of joining the Board. Except with respect to Ms. Comparin and Ms. Joseph, who recently joined the Board in January 2020, all of our directors are in compliance with the stock ownership guidelines.

No Stock Options Granted with an Exercise Price Less than Fair Market Value. All stock options have been granted with an exercise price at the closing price on the date of the grant.

Require Double-Trigger for Change in Control Agreements: Our change in control agreements contain a “double trigger” requirement, so that benefits are paid following a change in control only if the employee also experiences a qualifying termination of employment.

Shareholder Outreach and Say on Pay:  In early 2020, for the fourth year in a row, we conducted an outreach program in which we contacted shareholders representing a majority of our outstanding shares of our common stock to invite them to meetings focused on our executive compensation program. The Chair of our Compensation Committee and our CFO attended meetings with these shareholders and our Compensation Committee took views expressed at these meetings into consideration as it formulated changes in our compensation structure for 2020.

We hold our “say on pay” vote annually.

How We Determine Executive Compensation

The process of establishing compensation for our Named Executive Officers for 2019 began with a review of the compensation paid to our executive officers in recent years. We have historically used prior compensation as a starting point because we believe, as a general matter, that executive compensation should remain relatively consistent from year-to-year while providing appropriate incentives for achieving desired results.

Beginning in 2013, with the assistance of Korn Ferry, the Compensation Committee implemented performance based short-term and long-term incentive programs, which formed the structural basis for our executive officers’ 2019 compensation. In setting 2019 performance target goals, the Compensation Committee used prior compensation as a baseline and considered the extent to which we achieved our business goals for 2018 as well as the projected 2019 needs and opportunities of the Company. As discussed below under “Short-term Incentive Compensation,” on March 5, 2019, the Compensation Committee (with the assistance of Korn Ferry) established individual targets for 2019 relating to the short-term incentive program, in accordance with the Universal Display Corporation Annual Incentive Plan approved by shareholders in June 2013 (“Annual Incentive Plan”). Under the approved program, each of our Named Executive Officers was eligible to receive cash incentive payments (which we sometimes refer to as bonuses), whereby targets were set as an individually defined percentage of their base salary with actual target payouts further modified, based on the achievement of pre-established performance goals at threshold, target and maximum levels.

Universal Display Corporation • 2020 Proxy Statement • 11

With respect to long-term incentive compensation for 2019, as explained in more detail below, each of our Named Executive Officers received a target long-term incentive award in an amount ranging from 80% to 100% of their base salaries. One-half of each award granted in 2019 was in the form of time-vesting restricted stock units (“RSUs”) that vest over three years from the date of grant on a pro-rata basis with one-third vesting in each of 2020, 2021 and 2022. The remaining half of each long-term incentive award for 2019 was in the form of performance share units (“PSUs”) that will vest in 2022 based on the achievement of pre-established relative performance goals over a three-year performance period from January 2019 through December 2021.

Finally, the Compensation Committee considered other factors that may be relevant to compensation decisions with respect to our executive officers, including the state of the general economy.

Executive management makes recommendations to our Compensation Committee regarding all aspects of compensation for our Named Executive Officers. However, final decisions on any major element of compensation, as well as total compensation for our Named Executive Officers, are made by our Compensation Committee. Our Chief Executive Officer, Chief Financial Officer and Founder do not participate in Compensation Committee or Board deliberations regarding their respective compensation.

In making compensation decisions, the Compensation Committee considered whether the proposed compensation to our Named Executive Officers is within the range of compensation generally known to be paid to executives at other companies. Other than in any data provided by Korn Ferry, information on the compensation paid to executives at other companies is not tabulated or summarized, and the Compensation Committee did not engage in any formal form of compensation benchmarking.

In determining executive compensation, the Compensation Committee considered the current value to our executive officers of compensation paid or issued to them for prior years. However, the Compensation Committee has not focused on gains or losses from prior option grants or other awards because it believes that those gains or losses are not particularly significant in relation to overall compensation, and that gains or losses from prior awards do not have a substantial effect on the future performance of our executive officers.

From time to time, we utilize external consultants to assist in determining executive compensation, as we did in 2019 when Korn Ferry assisted the Compensation Committee in establishing individual targets for 2019 relating to the short-term incentive program. Since 2009, the Compensation Committee of our Board of Directors has engaged Korn Ferry as consultants to review compensation for the Company’s Chief Executive Officer and Chief Financial Officer, and to estimate the financial impact of the supplemental retirement plan for certain of the Company’s executive officers.

Shareholder Outreach

Since 2017, we have conducted an annual shareholder outreach program to provide an opportunity for shareholders to have direct discussions with the Company regarding executive compensation. Each year beginning with 2017, we have invited shareholders holding at least a majority of the outstanding shares to participate in meetings regarding compensation. We have received valuable feedback in those direct shareholder conversations and have taken views expressed by these shareholders into consideration in devising our executive compensation programs and Company policies.

For the 2020 annual shareholder outreach we:

•	Contacted shareholders representing approximately 51% of the total outstanding shares of record as of December 31, 2019 and invited them to meetings focused on our executive compensation program; and
•

Held six individual shareholder meetings representing approximately 20% of the total outstanding shares of record as of December 31, 2019. The remaining shareholders that we contacted either declined to meet or did not respond to our inquiries.

Ms. Gemmill, the Chair of the Compensation Committee and Lead Independent Director, and Mr. Rosenblatt, our Chief Financial Officer, attended each of the individual shareholder meetings. At the meetings, we discussed the various components of our Named Executive Officer compensation and independent director compensation, and gave the shareholders the opportunity to discuss any specific concerns they may have regarding our executive compensation programs.

Some shareholders were interested in increasing our disclosure of the performance targets in both our short-term and long-term incentive programs. Other shareholders discussed their views regarding Board composition and diversity. In addition, many shareholders expressed interest in greater disclosure with respect to the Company’s policies and programs relating to environmental matters and social issues, including the impact of and the Company’s response to the coronavirus/COVID-19 outbreak. Our Board and management continue to consider shareholders’ views from these meetings in our compensation and governance practice. For example, to address increased shareholder interest in Board composition and diversity, our Board recently elected Ms. Comparin and Ms. Joseph as independent directors.

The above shareholder outreach focused on compensation and governance issues and was in addition to other shareholder outreach efforts that took place during the year such as regular quarterly calls with our top active (i.e., not index funds) institutional shareholders and investor meetings for analysts and interested investors throughout the year. Matters discussed during these outreach efforts included reviews of the Company’s operations and results to date, and discussions of the Company’s market positioning and opportunities, the OLED ecosystem, and the customer landscape.

Universal Display Corporation • 2020 Proxy Statement • 12

Elements of Compensation

For 2019, total compensation awarded to our Named Executive Officers consisted of the following elements:

•	Base salaries;
•	Short-term incentive compensation in the form of bonus awards under the Annual Incentive Plan;
•	Long-term incentive equity compensation awards;
•	Special event awards;
•	Supplemental retirement benefits; and
•	Perquisites and other benefits.

The above elements, which are more particularly set forth below, provide our Named Executive Officers both cash and non-cash, or equity, compensation. We believe that each of these elements is an important and necessary component of executive compensation.

Base salaries

We believe that there is a general expectation by our executive officers that their base salaries will remain relatively consistent year-to-year, subject to limited merit-based adjustments. In addition, as we and our industry continue to grow, we believe that there is an expectation among our executive officers that we provide competitive base salaries relative to our industry and geographic scope.

In 2019, the base salaries of our Named Executive Officers were increased by 5% over the prior year. This percentage increase represents an increase over prior years’ base salary increases for these executive officers, in recognition of their efforts and to reward their performances in achieving the Company’s 2018 results, which were our best on record. The increases were also intended to offset increases in the cost of living, although no actual survey of cost of living indices was conducted. As in prior years, salaries were increased on the annual employment anniversary dates or traditional salary adjustment date for these individuals.

Consistent with previous years, all adjustments to the salaries of our executive officers for 2019 were recommended by executive management and approved by our Compensation Committee at a meeting held on December 13, 2018.

As in the past, Mr. Abramson and Mr. Rosenblatt each received the same base salary in 2019. This reflects our historic practice of treating these two individuals equally based on their longstanding dedication and commitment to the Company, their shared responsibility for overall management of the Company, and the comparable value that each of them has provided and continues to provide to our business success.

Short-term Incentive Compensation

Annual Incentive Plan

The Company’s short-term incentive program for Named Executive Officers consists of the Annual Incentive Plan which was adopted by the Board in March 2013 and approved by the shareholders in June 2013. All senior executives of the Company and its subsidiaries are eligible to participate in the Annual Incentive Plan to earn a bonus based on the achievement of pre-established performance objectives. The Compensation Committee designates which senior executives will participate in the Annual Incentive Plan for each fiscal year. To be eligible to receive a bonus payment under the Annual Incentive Plan, the participant must be actively employed by the Company or a subsidiary on the date on which the bonus is paid, except in the event of death, disability, or a leave of absence.

Bonus awards under the Annual Incentive Plan are awarded to eligible participants on an annual basis if the performance goals established by the Compensation Committee are met. At the beginning of each fiscal year, the Compensation Committee establishes each participant’s target and maximum bonus award, the performance goals applicable to the bonus award, and such other conditions as the Compensation Committee deems appropriate. In 2019, the performance goals provided for differing amounts to be paid (e.g., threshold, target, and maximum amounts) based on differing levels of performance for each performance goal. The performance goals may relate to the financial performance of the Company and its subsidiaries or one or more business units, and, where appropriate, they may relate to a participant’s individual performance.

At the end of the fiscal year, the Compensation Committee, with the assistance of Korn Ferry, determines the extent to which the performance goals and other conditions of the bonus awards have been met, and the amount, if any, to be paid to each participant. A participant will not earn a bonus for any portion of the performance goals for a fiscal year under the Annual Incentive Plan if the level of achievement of the performance goals is below the threshold requirement to earn an award, as established by the Compensation Committee.

Universal Display Corporation • 2020 Proxy Statement • 13

Any bonus awards that are earned for a fiscal year are paid shortly after the end of the fiscal year, after the Compensation Committee certifies attainment of the performance goals, provided the participant is actively employed by the Company on the payment date. Bonus awards under the Annual Incentive Plan are payable in cash, shares of our common stock or stock units under the Universal Display Corporation Equity Compensation Plan, or such other form as the Compensation Committee determines in its discretion.

The Annual Incentive Plan utilizes performance goals based on one or more of the following criteria, either in absolute terms or in comparison to publicly available industry standards or indices: stock price, return on equity, assets under management, EBITDA, earnings per share, price-earnings multiples, net income, operating income, revenues, working capital, accounts receivable, productivity, margin, net capital employed, return on assets, shareholder return, return on capital employed, increase in assets, operating expense, unit volume, sales, internal sales growth, cash flow, market share, relative performance to a comparison group designated by the Compensation Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The Compensation Committee may reduce or increase a bonus award for any fiscal year based on its assessment of personal performance or other factors. Any reduction of a participant’s bonus cannot result in an increase in any other participant’s bonus.

Bonus Awards under the Annual Incentive Plan Paid for 2019 Performance

In consultation with Korn Ferry, we determined to use the same 2019 performance goals relating to executive compensation that we used in 2018 and 2017 to continue to align bonuses paid under the Annual Incentive Plan with the Company’s financial performance. Each participant’s target and maximum bonus award and the performance goals applicable to the bonus award were based 80% upon Company financial performance factors and 20% upon team/individual performance factors. The Company financial performance factors were based 40% upon revenue growth year-over-year and 40% upon year-over-year growth in adjusted EBITDA. The team/individual performance factor was based upon team and individual key performance indicators using a scorecard. The overall bonus amounts to be paid, after using the above pre-established weighted performance goals, were permitted to be modified up or down by an additional 25% based upon the individual’s specific performance calculated under the scorecard.

The Named Executive Officers’ 2019 targets under the Annual Incentive Plan are set forth below:

Name	Base Salary ($)	Annual Incentive Target (% of Base)	Annual Incentive Target ($)
Steven V. Abramson President and Chief Executive Officer	763,006	100	763,006
Sidney D. Rosenblatt Executive Vice President and Chief Financial Officer	763,006	100	763,006
Julia J. Brown, Ph.D. Senior Vice President and Chief Technical Officer	535,925	100	535,925
Mauro Premutico Vice President Legal and General Manager, Patents and Licensing	453,684	80	362,948
Janice K. Mahon Vice President of Technology Commercialization	369,306	80	295,445

The maximum bonus award that may be achieved under the non-individual performance criteria of the Annual Incentive Plan is 175% of the annual incentive target award, which amount may be modified by an additional plus or minus 25% based upon the individual’s performance criteria. Therefore, each Named Executive Officer was eligible to earn an amount ranging from 0% to 218.75% of his or her annual incentive target. The awards paid to such executives in March 2020 for 2019 year-end performance under the Annual Incentive Plan were: Mr. Abramson – $1,669,077 (constituting 218.75% of annual incentive target); Mr. Rosenblatt – $1,669,077 (constituting 218.75% of annual incentive target); Dr. Brown – $1,172,336 (constituting 218.75% of annual incentive target); Mr. Premutico – $793,948 (constituting 218.75% of annual incentive target); and Ms. Mahon - $646,286 (constituting 218.75% of annual incentive target).

These awards to our Named Executive Officers for 2019 year-end performance were approved by our Compensation Committee on February 13, 2020 and paid out in March 2020. The cash payments were then subject to customary tax withholding consistent with applicable requirements. For the reasons indicated earlier, Mr. Abramson and Mr. Rosenblatt again received the same bonus awards for 2019 year-end performance.

Universal Display Corporation • 2020 Proxy Statement • 14

Targets for 2020 under the Annual Incentive Plan

We asked Korn Ferry to assist us in setting the performance goals relating to 2020 executive compensation in a manner consistent with our short-term compensation plan in 2019. Using the input we received from Korn Ferry, in February 2020, the Compensation Committee established each participant’s target and maximum bonus award and the performance goals applicable to the bonus award for 2020. For 2020, the Company financial performance factors (revenue and EBITDA components) are still 80% and are based on percentage growth over 2019. The team/individual performance factor is still 20%. As in 2019 and 2018, the overall bonus amount to be paid, after using the above pre-established weighted performance goals, may be modified up or down by an additional 25% based on the individual’s specific performance calculated under the scorecard.

As a result, the 2020 bonuses under the Annual Incentive Plan (payable in 2021) will continue to be formula-based and weighted towards the Company’s financial growth, limiting the discretion of the Compensation Committee and closely aligning the achievement of bonuses with the Company’s performance.

Long-term incentive equity compensation awards

We use long-term incentive equity compensation awards to link the compensation paid to our executive officers with our future performance and the future performance of our common stock. We believe that this helps align the interests of our executive officers with those of our shareholders. We also use these awards to encourage our executive officers to remain with the Company through the applicable vesting period.

In 2019, as in prior years, the Company utilized a long-term incentive equity compensation approach in which equity grants are made annually consisting of RSUs that vest ratably over a three-year period along with PSUs that vest at the end of a three-year performance period based upon specific performance criteria. Korn Ferry assisted the Compensation Committee in developing this long-term executive incentive compensation structure in 2013 and each year, the Compensation Committee, with the assistance of Korn Ferry, determines eligibility, target award levels, and performance measures.

With respect to long-term incentive awards granted in 2019, on March 5, 2019 our Compensation Committee and full Board of Directors approved target long-term incentive awards for our Named Executive Officers in an amount ranging from 80% to 100% of their base salaries, with one half of the total value of each award in the form of time-vesting RSUs and the other half in the form of PSUs vesting upon the achievement of certain performance criteria over a performance period. All such equity awards were issued under the Universal Display Corporation Equity Compensation Plan and are subject to the provisions of such plan as well as to the terms of the applicable RSU and PSU grant letter agreements.

The RSU portion of the award granted on March 5, 2019 to the Named Executive Officers was in the following amounts: Mr. Abramson – 2,493; Mr. Rosenblatt – 2,493; Dr. Brown – 1,751; Mr. Premutico – 1,186; and Ms. Mahon – 966. As with other compensation, Mr. Abramson and Mr. Rosenblatt received the same long-term incentive equity compensation awards. Each of the foregoing awards vested or will vest one-third each year on March 5, 2020, 2021 and 2022, subject to the continued employment of each Named Executive Officer on the applicable vesting date.

The PSU portion of the award granted on March 5, 2019 to the Named Executive Officers was in identical amounts, as follows: Mr. Abramson – 2,493; Mr. Rosenblatt – 2,493; Dr. Brown – 1,751; Mr. Premutico – 1,186; and Ms. Mahon – 966. These PSU awards will vest based on the achievement of pre-established relative performance goals over a three-year performance period from January 2019 through December 2021. Half of the PSUs awarded in March 2019 will vest based on the achievement of cumulative revenue growth (as a percentage) over the performance period relative to cumulative revenue growth of the companies in the NASDAQ Electronics Components Index. The other half vest of the PSUs will vest based on the achievement of total shareholder return relative to total shareholder return of the companies in the NASDAQ Electronics Components Index. The PSU target awards are subject to a sliding scale multiplier ranging from 0x to 2x based upon the percentile achievement with respect to each relative target. In addition, the PSUs are subject to the continued employment of each Named Executive Officer on the applicable vesting date.

Special long-term equity retention awards

In the past, the Company determined that it was in the best interests of our shareholders to grant special multi-year equity retention awards of Company common stock (“Equity Retention Awards”) to induce certain of our Named Executive Officers to continue to remain in the service of the Company and to promote the development of the Company, ensuring that the Company continues to benefit from their valuable leadership and vision. Equity Retention Awards were generally awarded once every four or five years, and vest on a pro-rata basis in annual installments over a four- or five-year time period. The last Equity Retention Awards were granted in 2015.

As it had done in years past, our Compensation Committee engaged Korn Ferry in November 2019 to provide a review of the Company’s executive compensation program. A recommendation from that review, which our Compensation Committee considered and adopted, was to discontinue granting one-time four- and five-year Equity Retention Awards and instead to grant a portion of such shares on an annual basis in the form of incremental long-term incentive equity compensation awards that vest over a three-year period. To minimize the equity awards vesting gap in years 2021 through 2023 that would result in 2020 going from the Company’s issuance of multi-year Equity Retention Awards that have annual vesting awards to annual long-term equity incentive awards that vest after a three-year period, on December 12, 2019 our Compensation Committee and Board of Directors approved a

Universal Display Corporation • 2020 Proxy Statement • 15

one-time grant of special time-vesting restricted stock awards of Company common stock to our Named Executive Officers (the “RSAs”).  The RSAs vest one-half each year on March 6, 2021 and 2022 for Mr. Abramson and Mr. Rosenblatt and one-half each year on March 6, 2022 and 2023 for Dr. Brown, Mr. Premutico and Ms. Mahon, with all awards subject to the continued employment of each Named Executive Officer on the applicable vesting date.  The RSAs issued to the Named Executive Officers in December 2019 were in the following amounts: Mr. Abramson – 25,600; Mr. Rosenblatt – 25,600; Dr. Brown – 10,240; Mr. Premutico – 5,120; and Ms. Mahon – 5,120.  These special time-vesting restricted stock awards are intended to be a one-time event to provide for the gap period resulting from the change in the program, and we do not intend to provide similar awards under the program in the future as part of the existing executives’ long-term incentive equity compensation awards.

Supplemental retirement benefits

In 2010, our Compensation Committee and our Board of Directors approved and adopted the Universal Display Corporation Supplemental Executive Retirement Plan, which was amended in 2015 (as amended, the “SERP”). The SERP is a nonqualified deferred compensation plan under the Internal Revenue Code (the “IRC”) and is unfunded. Participants include management or highly compensated employees of the Company who are selected by the Compensation Committee to receive benefits under the SERP. The Compensation Committee retained Korn Ferry to assist it in structuring the SERP in 2010 and amending the SERP in 2015.

The SERP was adopted to provide key employees with supplemental retirement benefits and to encourage their continued employment with the Company. Under the SERP, if an executive officer participant resigns or is terminated without cause at or after age 65 and with at least 20 years of continuous service with the Company, for the life of such participant, he or she will be eligible to receive a SERP benefit based on a percentage of the participant’s combined annual base salary and average annual bonus for the most recent three fiscal years ending prior to the participant’s date of termination of employment. The percentage is 50%, 25% or 15%, depending on the participant’s benefit class. Each of Mr. Abramson, Mr. Rosenblatt, Dr. Brown, Mr. Premutico and Ms. Mahon has been designated as participants in the SERP in the 50% benefit class.

If a participant resigns after age 65 and with at least 15 years of service, he or she will be eligible to receive a prorated SERP benefit. If a participant is terminated without cause or on account of a disability after at least 15 years of service, he or she will be eligible to receive a prorated SERP benefit regardless of age. The prorated benefit in either case will be based on the participant’s number of years of service (up to 20), divided by 20. In the event a participant is terminated for cause, his or her SERP benefit and any future benefit payments are subject to immediate forfeiture. The ages of the Named Executive Officers designated as participants in the SERP are as follows: Mr. Abramson – 68, Mr. Rosenblatt – 72, Dr. Brown – 59, Mr. Premutico – 54 and Ms. Mahon – 62.

In the event of a change in control of the Company, each participant in the SERP will become immediately vested in his or her benefit under the SERP. Unless the participant’s benefit has already fully vested, if the participant has less than 20 years of service at the time of the change in control, he or she will receive a prorated benefit based on his or her number of years of service (up to 20), divided by 20. If the change in control qualifies as a “change in control event” for purposes of Section 409A of the IRC, then each participant (including former employees who are entitled to SERP benefits) will receive a lump sum cash payment equal to the present value of the benefit immediately upon the change in control.

As individuals with special expertise and institutional knowledge that the Company considers to be highly valuable to the Company’s continued success, Mr. Abramson and Mr. Rosenblatt are designated as special participants under the SERP. Now that each of them has reached the age of 65 and has 20 years of continuous service, if either of them resigns or is terminated without cause or on account of a disability, he will be eligible to receive a SERP benefit.

The SERP benefit for each of Mr. Abramson and Mr. Rosenblatt is based on 50% of his annual base salary and 50% of his average annual bonus for the most recent three fiscal years for his life and the life of his surviving spouse, if any. Payments are based on a present value calculation of the benefit amount for the actuarial remaining life expectancies of him and his surviving spouse, if any. The accumulated benefit under the SERP for either of Mr. Abramson or Mr. Rosenblatt may change subject to a change in his marital status. Except as described above, Mr. Abramson and Mr. Rosenblatt are subject to the same treatment as other participants in the SERP.

Special event awards

From time to time, we issue cash and non-cash awards to our employees, including our executive officers, relating to the occurrence of special events.  For example, we have historically awarded a small amount of cash or equity compensation to our employees in connection with the filing and issuance of new patents on which they are named inventors. From time to time, we also have issued cash awards to our employees in connection with their having achieved special recognition in their field or in the industry. We believe that these awards are an important component of compensation intended to recognize our employees for special individual accomplishments that are likely to benefit us and our business.

During 2019, our Compensation Committee did not award any special non-cash awards of shares of common stock to our Named Executive Officers for 2019 performance. However, Dr. Brown received cash bonuses during 2019 relating to various patent awards on which she was a named inventor, which totaled approximately $9,000. These cash awards to Dr. Brown were granted consistent with our historical practice of awarding compensation based on the filing and issuance of U.S. patents on which our employees are named inventors.

Universal Display Corporation • 2020 Proxy Statement • 16

In February 2020, the Compensation Committee asked Korn Ferry to advise it with respect to a special event bonus payout for the Company’s senior executive team for the Company’s 2019 performance to supplement the payout earned under the Annual Incentive Plan. In its analysis, Korn Ferry considered many factors and alternatives, including the relative performance of the Company in 2018 and 2019 in terms of the commercial adoption of the Company’s OLED technology during those periods, the timing of purchases of materials by its customers and the impact of the ASC 606 accounting standard (relative to ASC 605) to the payout made under the Annual Incentive Plan for the 2019 performance.

After review of Korn Ferry’s analysis, the Compensation Committee and Board of Directors elected to pay one-time special event annual incentive cash bonus awards (“Special Event Bonus Awards”) to the Company’s senior executive team, which together with the amount earned under the Annual Incentive Plan for 2019 resulted in a payout of approximately 498% (4.98x) of the target amounts under the formulation set forth in the Annual Incentive Plan. The Compensation Committee and Board of Directors also determined that the unique circumstances in 2019 did not require any changes to the structure of the long-term or short-term incentive plans for 2020. The Special Event Bonus Awards paid to the Named Executive Officers in March 2020 for 2019 performance were: Mr. Abramson – $2,127,230; Mr. Rosenblatt – $2,127,230; Dr. Brown – $1,494,137; Mr. Premutico – $1,011,883; and Ms. Mahon - $823,688.

Other than as described above, we did not issue any other special event awards, cash or non-cash, to our Named Executive Officers for 2019 performance.

Perquisites and other benefits

We provide benefits to all of our employees, including our Named Executive Officers. These include paid time off, paid sick time, Company-sponsored life, short-term and long-term disability insurance, individual and family medical and dental insurance, 401(k) plan contributions, and other similar benefits. We believe that these benefits are an important factor in helping us maintain good relations with our employees and in creating a positive work environment.

For some of these employee benefits, the actual amount provided depends on the employee’s salary, such that our higher-salaried employees, including our executive officers, receive total benefits that are greater than those of other employees. For example, beginning on January 1, 2017, rather than matching a certain percentage of employee contributions under our 401(k) plan, we started making nonelective employer contributions of 3% of compensation for all employees (up to the permissible limit), resulting in the maximum permissible contribution of $8,400 for all of our Named Executive Officers in 2019.

We also made life and disability insurance premium payments on behalf of our Named Executive Officers in 2019. Again, the actual amount of these payments depends in part on the employee’s age and salary, such that payments made on behalf of our older or higher-salaried employees, which includes our executive officers, will be greater than those made on behalf of other employees. These life insurance premium payments were also higher for our executive officers because they are entitled to a benefit equal to two times their annual base salary, as compared to our other employees who are entitled to a benefit equal to their annual base salary. In addition, we made premium payments for supplemental disability and excess life insurance coverage for Mr. Abramson and Mr. Rosenblatt. However, the dollar value of all of these payments was relatively small compared to the total compensation paid to our executive officers for the year, and in any event we consider these type of benefits to be standard components of executive compensation at most companies.

In 2019, as in prior years, we provided an automobile allowance of $500 per month to each of Mr. Abramson, Mr. Rosenblatt, Dr. Brown, Mr. Premutico and Ms. Mahon, and reimbursed each of them for reasonable expenses associated with the automobiles they used to commute to our offices in Ewing, New Jersey, such as expenses for automobile repairs and insurance. We do not consider this additional benefit to be a substantial component of executive compensation.

Pay Ratio Disclosure

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and applicable SEC rules, we are providing the information below about the relationship of our Chief Executive Officer’s compensation to our median employee’s compensation.

The total annual compensation for 2019 was $126,469 for our median employee and $12,733,442 for our Chief Executive Officer. The resulting ratio of our Chief Executive Officer’s pay to the pay of our median employee for 2019 is 101 to 1. We calculated the median employee’s 2019 annual total compensation using the same methodology we use to determine our Named Executive Officers’ total compensation for the Summary Compensation Table in this proxy statement.

In accordance with proxy rules, we identified our median employee in 2018 for the 2018 proxy statement and are using the same median employee again this year. We identified our median employee in 2018 by examining the 2017 compensation for all individuals who were employed by us on December 31, 2017, excluding our Chief Executive Officer. For the purpose of identifying the median employee, we included base pay, equity grants, bonus and other non-equity payments given in the year in our calculation of 2017 compensation. We included all world-wide employees, whether employed on a full-time, part-time or seasonal basis. We annualized the compensation for full-time employees who were not employed by us for all of 2017. All non-U.S. employees’ pay was converted into US Dollars using an exchange rate based on our determination date of December 31, 2017.

Universal Display Corporation • 2020 Proxy Statement • 17

Stock Ownership Guidelines

Executive Stock Ownership Guidelines

On April 4, 2017, the Board of Directors approved stock ownership guidelines for our executive officers, to further align the long-term interests of the Company’s executive officers with the interests of the Company’s shareholders. Under the guidelines, each executive officer of the Company will be expected to own a number of shares of the Company’s common stock with a market value equal to at least the following amount for as long as he or she remains an executive:

Title:	Ownership Threshold:
Chief Executive Officer or President	Six times (6x) base salary
Executive Vice President or Chief Financial Officer	Four times (4x) base salary
Senior Vice President	Three times (3x) base salary
Other Executives	Two times (2x) base salary

For the purpose of meeting the applicable ownership threshold, ownership includes all shares of common stock held beneficially or of record by the executive (or his or her spouse), including restricted stock and stock units (including unvested shares) and shares held by certain trusts and plans. Performance share units and unexercised options are not included. If an executive is not in compliance with the guidelines, such executive will not be permitted to sell or otherwise dispose of stock until his or her applicable threshold is met.

The holding period requirements set forth in the executive stock ownership guidelines are in addition to any applicable holding period requirement set forth in any equity award agreement to which an executive may be party. The special long-term equity retention awards the Company granted to four of our Named Executive Officers in years prior to 2019 (no such awards have been made since 2015) require the grantee to retain the awarded shares for a period of time (ranging from one to five years) following vesting.

Although there is a grace period for compliance, each of the Named Executive Officers is in compliance with the stock ownership guidelines for our executive officers.

Director Stock Ownership Guidelines

On December 15, 2011, the Board of Directors of the Company approved stock ownership guidelines for members of the Board who are not officers of the Company. These guidelines require such individuals to own a number of shares of the Company’s common stock equal in value to ten (10) times their annual cash compensation for Board service, excluding additional compensation for Committee service or based on Board meeting attendance. Individuals are allowed five years from the date they are first elected to the Board to comply with these guidelines, and once an individual is determined to be in compliance with these guidelines, that individual will not be considered out of compliance with these guidelines at any future time due solely to a decrease in the share price of the Company’s common stock since the last compliance measurement date.

Compliance with the stock ownership guidelines for these Board members is measured as of the first business day of each calendar year using (1) the highest closing price of the Company’s common stock on the NASDAQ Global Market during the immediately preceding calendar year, and (2) the annual cash compensation to the individual for Board service for the immediately preceding calendar year. The highest closing price of the Company’s common stock on the NASDAQ Global Market in 2019 was $224.75 per share. The annual cash compensation to each member of the Board who is not an officer of the Company was $45,000 for 2019. On this basis and consistent with the above policy, on the first business day of 2020 (January 2, 2020), except with respect to new directors Ms. Comparin and Ms. Joseph (who have until December 31, 2024 to comply with the Company’s stock ownership guidelines), each member of the Board who was required to own at least 2,002 shares of the Company’s common stock did in fact own such shares.

Clawback Policy for Executive Compensation

On April 4, 2017, the Board of Directors approved an executive compensation recovery or “clawback” policy, to promote and maintain a culture of diligent and principled management of the Company and so that an executive officer should not receive an improper benefit of performance compensation. This policy requires that in the event of an executive officer’s fraud, intentional or willful misconduct, or gross negligence that results in a material restatement of any financial statement during such year or any of the three prior full fiscal years, the Board of Directors shall review the performance compensation paid or awarded to the executive during such period. If the Board of Directors determines that the amount of performance compensation paid or awarded during such period exceeds what would have been paid or awarded in accordance with the restatement, then the Board of Directors in its sole discretion may cause such executive to forfeit unvested or unpaid performance compensation, and recover from the executive the performance compensation that was already paid or awarded during such period.

Universal Display Corporation • 2020 Proxy Statement • 18

The compensation recovery requirements set forth in our executive compensation recovery policy are in addition to any clawback, recoupment or compensation recovery provisions that are included in any equity award agreement, employment agreement, bonus plan or similar agreement or plan. With respect to short term compensation, our Annual Incentive Plan provides that any bonuses granted under the Annual Incentive Plan are subject to any applicable clawback or recoupment policy that the Board of Directors may adopt. Likewise, the equity grant award letters evidencing the RSUs and PSUs granted to the Named Executive Officers as part of our long-term incentive program, and the equity grant award letters evidencing the RSAs, state that such awards are subject to any applicable clawback or recoupment policies implemented by the Board from time to time.

The special long-term equity retention awards the Company granted to four of our Named Executive Officers in years prior to 2019 (no such awards have been made since 2015) contain their own clawback provisions, which state that any shares that are subject to such awards (whether or not vested), shall be forfeited and returned to the Company upon request of the Compensation Committee of the Board of Directors in the event of violations of non-competition, non-solicitation or confidentiality agreements; acts of dishonesty, fraud, embezzlement or theft in connection with the executive’s duties or employment; conviction of a felony; or actions that result in a material restatement of the financial statements of the Company.

In 2015, the SEC issued proposed regulations regarding clawback policies in accordance with the requirements of the Dodd-Frank Act but final rules have yet to be adopted. Our new clawback policy provides that if either the SEC or NASDAQ adopts final rules or policies with respect to executive compensation recovery, the Board of Directors shall amend or restate our policy as necessary to comply with such final rules or policies.

Change in Control Payments

In April 2003, we entered into change in control agreements with our executive officers. These agreements were amended and restated in November 2008 in order to bring them into compliance with the strict timing and documentary requirements of Section 409A of the IRC and the regulations issued thereunder. Mr. Premutico entered into a change in control agreement on April 16, 2012 to enable him to receive change in control benefits commensurate with those offered to our other executive officers. Both the original agreements and the amended and restated agreements were approved by our Board of Directors.

The change in control agreements provide for certain cash payments and other benefits to our executive officers in the event that their employment is terminated or their responsibilities are substantially reduced, in connection with a change in control of the Company, constituting a “double trigger” mechanism whereby benefits are not paid unless both conditions are met. We believe that these agreements help to reinforce and encourage the continued attention and dedication of our executive officers to the Company in the event they are asked to help facilitate a change in control.

Under the change in control agreements, our executive officers would receive benefits equal to two times their base salaries and annual bonuses, plus ancillary benefits relating to life and disability insurance, medical and dental coverage and employment outplacement services. The change in control agreements utilize the “double-trigger” mechanism because we believe that our executive officers should only receive these benefits if they suffer a reduction in employment status associated with a change in control. The agreements also include “gross-up” provisions that would compensate our executive officers for any taxes they might owe in connection with receipt of these benefits.

We believe that the terms of the change in control agreements for our executive officers are reasonable and appropriate for a company with new and exciting technologies such as ours. More detailed information about these agreements and the specific benefits and compensation payable to our executive officers in connection with a change in control are set forth elsewhere in this proxy statement.

In addition, in the event of a change in control of the Company, each SERP participant will become immediately vested in his or her SERP benefit. Unless the participant’s benefit has already fully vested, if the participant has less than 20 years of service at the time of the change in control, he or she will receive a prorated benefit based on his or her number of years of service (up to 20), divided by 20. If the change in control qualifies as a “change in control event” for purposes of Section 409A of the IRC, then each participant (including former employees who are entitled to SERP benefits) will receive a lump sum cash payment equal to the present value of the benefit immediately upon the change in control.

Tax Consequences of Our Compensation Program

Internal Revenue Code §162(m)

In years past, when determining the total compensation payable to our executive officers, we considered the potential impact of Section 162(m) of the IRC. Section 162(m) disallows any publicly-held corporation from taking a tax deduction for compensation in excess of $1 million paid to its executive officers in any taxable year, but prior to December 2017, as discussed in the following paragraph, performance-based compensation was exempt from the calculation of compensation for purposes of Section 162(m).

On December 22, 2017, Congress enacted tax legislation commonly referred to as the Tax Cuts and Jobs Act. Among other things, the Tax Act substantially amended Section 162(m). Prior to 2018, qualified performance-based compensation meeting the process requirements of Section 162(m) was exempt from the $1 million cap. The Tax Act repealed the qualified performance-based compensation exception under Section 162(m) effective for tax years beginning on or after January 1, 2018 and expanded the group of covered employees potentially subject to the $1 million deductibility cap. The Tax Act grandfathered arrangements entered into on or before November 2, 2017, even if paid in subsequent years.

Universal Display Corporation • 2020 Proxy Statement • 19

As a result of the changes to Section 162(m) under the Tax Act, the deductibility of compensation under applicable tax laws is no longer a primary consideration in the structuring of compensation.

Internal Revenue Code §409A

Section 409A of the IRC provides that nonqualified deferred compensation benefits are includible in an employee’s income when vested, unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest. Our compensation plans and arrangements are drafted to meet any applicable requirements of Section 409A. Change in control agreements with our executive officers were amended in November 2008 to ensure compliance with these requirements. The SERP, as adopted, is intended to comply with the requirements of Section 409A. As a result, all of our executive officers will be taxed when any deferred compensation is actually paid to them, and we will be entitled to a tax deduction at that time.

Internal Revenue Code §280G

Section 280G of the IRC disallows a company’s tax deduction for “excess parachute payments.” Additionally, Section 4999 of the IRC imposes a 20% excise tax on any person who receives excess parachute payments. Presently, all of our Named Executive Officers are entitled to payments upon the termination of their employment in connection with a change in control of the Company, some of which may qualify as “excess parachute payments.” Accordingly, our tax deduction for any such excess parachute payments would be disallowed under Section 280G of the IRC. Moreover, we are required to make additional payments to these individuals to cover any excise taxes imposed on them by reason of the payments they receive in connection with a change in control. As previously indicated, we believe that this tax “gross-up” obligation is reasonable and appropriate given our current size and status.

Summary Compensation Table

The following table provides information on the compensation of our Chief Executive Officer, our Chief Financial Officer, and our other three highest-paid executive officers for services in all capacities to the Company and its subsidiaries for 2019, 2018 and 2017. This group is referred to in this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)		Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)	Total Without Change in Pension Value and Nonqualified Deferred Compensation ($)
Steven V. Abramson	2019	744,141	2,127,230	(3)	6,067,831	(4)	1,669,077	2,091,052	(5)	34,111	(6)	12,733,442	10,642,390
President and	2018	701,989	772,089	(7)	719,263	(8)	317,919	4,337,270	(9)	31,319	(6)	6,879,849	2,542,579
Chief Executive Officer	2017	667,209	1,000,000	(10)	770,505	(11)	1,485,603	894,298	(12)	31,191	(6)	4,848,806	3,954,508

Sidney D. Rosenblatt	2019	744,141	2,127,230	(3)	6,067,831	(4)	1,669,077	1,485,249	(5)	39,606	(13)	12,133,134	10,647,885
Executive Vice President	2018	701,989	772,089	(7)	719,263	(8)	317,919	3,644,741	(9)	42,249	(13)	6,198,250	2,553,509
& Chief Financial Officer	2017	667,209	1,000,000	(10)	770,505	(11)	1,485,603	2,767,807	(12)	40,192	(13)	6,731,316	3,963,509

Julia J. Brown, Ph.D.	2019	532,165	1,494,137	(3)	2,750,037	(4)	1,172,336	1,691,950	(5)	17,591	(14)	7,658,216	5,966,266
Senior Vice President	2018	501,838	550,305	(7)	505,299	(8)	223,302	1,655,633	(9)	16,120	(14)	3,452,497	1,796,864
& Chief Technical Officer	2017	469,073	709,894	(10)	541,192	(11)	1,043,468	524,269	(12)	15,267	(14)	3,303,163	2,778,894

Mauro Premutico Vice President Legal	2019	446,954	1,011,883	(3)	1,508,004	(4)	793,948	1,124,953	(5)	15,719	(15)	4,901,461	3,776,508
& General Manager,	2018	423,383	367,269	(7)	342,102	(8)	151,228	553,658	(9)	13,334	(15)	1,850,974	1,297,316
Patents and Licensing	2017	399,612	356,766	(10)	275,024	(11)	530,006	291,450	(12)	13,253	(15)	1,866,111	1,574,661

Janice K. Mahon	2019	368,833	823,688	(3)	1,413,768	(4)	646,286	1,053,385	(5)	20,286	(16)	4,326,246	3,272,861
Vice President of	2018	351,189	298,963	(7)	278,519	(8)	123,102	921,735	(9)	16,104	(16)	1,989,612	1,067,877
Technology Commercialization	2017	331,850	290,411	(10)	223,646	(11)	431,433	278,787	(12)	13,923	(16)	1,570,050	1,291,263

(1)

For information regarding the assumptions made in the valuations of these amounts, see Footnote 14 to the Company’s financial statements for the year ended December 31, 2019 included in the Company’s Annual Report on Form 10-K for such year. The grant date fair value of the PSUs included in this column was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be the target level of performance. The highest level of performance that may be achieved for the PSUs would result in the receipt of 2x the number of PSUs receivable at target. The PSU awards granted in 2019 will be eligible to vest after three years based on the achievement of pre-established relative performance goals over a three-year performance period from January 2019 through December 2021. Half of the PSUs awarded will vest based on the achievement of cumulative revenue growth relative to cumulative revenue growth of the companies in the NASDAQ Electronics Components Index, with the other half vesting based on the achievement of total shareholder return relative to total shareholder return of the companies in the NASDAQ Electronics Components Index. The grant date fair values shown in the table above for the PSUs granted during 2019 assume performance at the target level.

Universal Display Corporation • 2020 Proxy Statement • 20

Assuming performance at the maximum level, the grant date fair value of the PSUs granted during 2019 was $877,017 for Messrs. Abramson and Rosenblatt, $615,974 for Dr. Brown, $417,247 for Mr. Premutico and $339,849 for Ms. Mahon.

(2)

Non-equity incentive plan compensation (bonus awards under the Annual Incentive Plan) earned for 2019, 2018 and 2017 performance was paid in March 2020, March 2019 and March 2018, respectively. A small portion of the 2017 award was paid in the form of a 401(k) plan profit sharing contribution to each executive’s 401(k) plan account, with the remainder paid in cash. For greater detail see the section of this proxy statement entitled “Compensation Discussion and Analysis” under the heading “Short-term Incentive Compensation.”

(3)

Bonuses for 2019 consist of special event bonuses awarded in March 2020 for 2019 performance. These one-time awards were in addition to the annual bonuses paid under the Annual Incentive Plan, and were provided in view of the Company’s exceptional 2019 financial performance which far exceeded the targets under the Annual Incentive Plan. In addition, Dr. Brown received a bonus of $9,000 relating to patent awards in 2019. For greater detail see the section of this proxy statement entitled “Compensation Discussion and Analysis” under the heading “Special event awards.”

(4)

This amount is based on the aggregate grant date fair value of the restricted share units and performance share units granted to the Named Executive Officer on March 5, 2019, and the aggregate grant date fair value of the restricted stock awards granted to the Name Executive Officer on December 12, 2019. These stock awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis” under the heading “Long-term incentive equity compensation awards” and below under the section “Grants of Plan-Based Awards.”

(5)

Based on the difference between the actuarial present value of the accrued benefit under the SERP as of December 31, 2018, using a discount rate of 3.82%, and the actuarial present value of the accrued benefit under the SERP as of December 31, 2019, using a discount rate of 2.64%. The increase in value of the SERP benefit for 2019 is due to the inclusion of the larger bonus amounts paid out in March 2019 for extraordinary 2018 performance (see footnote 7 below). As described in detail in the section of this proxy statement entitled “Compensation Discussion and Analysis” under the heading “Supplemental retirement benefits,” the value of the SERP benefit includes a percentage of the average annual bonus for the most recent three fiscal years ending prior to the participant’s date of termination of employment. The changes in the actuarial present values of the Named Executive Officers’ SERP benefits do not constitute cash payments to the Named Executive Officers. Since none of the Named Executive Officers terminated employment in 2019, none actually received any cash payment with respect to this benefit.

(6)

Based on (a) auto expense reimbursements and allowance of $3,379, $3,359 and $4,635, (b) life and disability insurance premium payments of $22,333, $19,710 and $18,456 and (c) nonelective employer 401(k) plan contributions of $8,400, $8,250 and $8,100, in each case for 2019, 2018 and 2017, respectively.

(7)

Bonuses for 2018 consist of special event bonuses awarded in December 2018 and paid out in March 2019. These one-time awards were in addition to the annual bonuses paid under the Annual Incentive Plan, and were provided in view of the Company’s exceptional 2018 financial performance which far exceeded the targets under the Annual Incentive Plan. In addition, Dr. Brown received a bonus of $8,000 relating to patent awards in 2018.

(8)	This amount is based on the aggregate grant date fair value of the restricted share units and performance share units granted to the Named Executive Officer on March 6, 2018.
(9)

Based on the difference between the actuarial present value of the accrued benefit under the SERP as of December 31, 2017, using a discount rate of 3.22%, and the actuarial present value of the accrued benefit under the SERP as of December 31, 2018, using a discount rate of 3.89%. The increase in value of the SERP benefit for 2018 is due to the inclusion of the larger bonus amounts paid out in March 2018 for extraordinary 2017 performance (see footnote 10 below).

(10)   Bonuses for 2017 consist of special event bonuses awarded in December 2017 and paid out in March 2018. These one-time awards were in addition to the annual bonuses paid under the Annual Incentive Plan, and were provided in view of the Company’s exceptional 2017 financial performance which far exceeded the targets under the Annual Incentive Plan. In addition, Dr. Brown received a bonus of $19,500 relating to patent awards in 2017.

(11)	This amount is based on the aggregate grant date fair value of the restricted share units and performance share units granted to the Named Executive Officer on March 7, 2017.
(12)

Based on the difference between the actuarial present value of the accrued benefit under the SERP as of December 31, 2016, using a discount rate of 3.57%, and the actuarial present value of the accrued benefit under the SERP as of December 31, 2017, using a discount rate of 3.22%.

(13)

Based on (a) auto expense reimbursements and allowance of $1,748, $7,528 and $6,593, (b) life and disability insurance premium payments of $29,459, $26,472 and $25,499, and (c) nonelective employer 401(k) plan contributions of $8,400, $8,250 and $8,100, in each case for 2019, 2018 and 2017, respectively.

(14)

Based on (a) auto expense reimbursements and allowance of $2,830, $2,516 and $2,391, (b) life and disability insurance premium payments of $6,361, $5,354 and 4,776, and (c) nonelective employer 401(k) plan contributions of $8,400, $8,250 and $8,100, in each case for 2019, 2018 and 2017, respectively.

(15)

Based on (a) auto expense reimbursements and allowance of $3,625, $1,633 and $2,024, (b) life and disability insurance premium payments of $3,694, $3,451 and $3,129, and (c) nonelective employer 401(k) plan contributions of $8,400, $8,250 and $8,100, in each case for 2019, 2018 and 2017, respectively.

(16)  Based on (a) auto expense reimbursements and allowance of $5,315, $1,890 and $1,966, (b) life and disability insurance premium payments of $6,570, $5,964 and $3,857, and (c) nonelective employer 401(k) plan contributions of $8,400, $8,250 and $8,100, in each case for 2019, 2018 and 2017, respectively.

Universal Display Corporation • 2020 Proxy Statement • 21

Compensation paid to each of the Named Executive Officers for 2019, 2018 and 2017 consisted of the following:

•	Short-term incentive compensation in the form of performance based year-end bonus awards for 2019 (paid in 2020), for 2018 (paid in 2019), and 2017 (paid in 2018), under the Annual Incentive Plan;
•

Long-term incentive equity compensation granted as equity grants of restricted share units (subject to time-vesting restrictions) and performance units (subject to vesting upon the achievement of performance goals) on each of March 5, 2019, March 6, 2018, and March 7, 2017;

•	Special time-vesting restricted stock awards (subject to time-vesting restrictions) on December 12, 2019;
•	Special event bonuses for 2019 and 2018 performance (paid in 2020 and 2019, respectively);
•	SERP benefits to Mr. Abramson, Mr. Rosenblatt, Dr. Brown, Mr. Premutico, and Ms. Mahon;
•

In the case of Dr. Brown, cash awards granted as bonuses for the filing of patent applications and the issuance of patents on which she is a named inventor, and with respect to which the Company is the assignee; and

•	Perquisites in the form of auto expense allowances and reimbursements, life and disability insurance premium payments, and 401(k) plan contributions.

Grants of Plan-Based Awards

The following table summarizes each grant of an award made to Named Executive Officers in 2019. These awards were made as discussed above in the “Compensation Discussion and Analysis” section under the headings “Short-term incentive compensation” and “Long-term incentive equity compensation awards.” No stock options, SARs or other similar instruments were awarded to the Named Executive Officers during 2019.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Steven V. Abramson
Annual Incentive Plan	—	381,503	763,006	1,669,076	—	—	—	—		—	—	—
RSUs	3/5/2019	—	—	—	—	—	—	2,493	(3)	—	—	381,604
PSUs	3/5/2019	—	—	—	312	2,493	4,986	—		—	—	495,413
RSAs	12/12/2019	—	—	—	—	—	—	25,600	(4)	—	—	4,999,936
Sidney D. Rosenblatt
Annual Incentive Plan	—	381,503	763,006	1,669,076	—	—	—	—		—	—	—
RSUs	3/5/2019	—	—	—	—	—	—	2,493	(3)	—	—	381,604
PSUs	3/5/2019	—	—	—	312	2,493	4,986	—		—	—	495,413
RSAs	12/12/2019	—	—	—	—	—	—	25,600	(4)	—	—	4,999,936
Julia J. Brown, Ph.D.
Annual Incentive Plan	—	267,963	535,925	1,172,336	—	—	—	—		—	—	—
RSUs	3/5/2019	—	—	—	—	—	—	1,751	(3)	—	—	268,026
PSUs	3/5/2019	—	—	—	219	1,751	3,502	—		—	—	347,948
RSAs	12/12/2019	—	—	—	—	—	—	10,240	(4)	—	—	1,999,974
Mauro Premutico
Annual Incentive Plan	—	181,474	362,948	793,949	—	—	—	—		—	—	—
RSUs	3/5/2019	—	—	—	—	—	—	1,186	(3)	—	—	181,541
PSUs	3/5/2019	—	—	—	148	1,186	2,372	—		—	—	235,706
RSAs	12/12/2019	—	—	—	—	—	—	5,120	(4)	—	—	999,987
Janice K. Mahon
Annual Incentive Plan	—	147,723	295,445	646,286	—	—	—	—		—	—	—
RSUs	3/5/2019	—	—	—	—	—	—	966	(3)	—	—	147,866
PSUs	3/5/2019	—	—	—	121	966	1,932	—		—	—	191,983
RSAs	12/12/2019	—	—	—	—	—	—	5,120	(4)	—	—	999,987

(1)

These columns reflect the range of potential awards under the Annual Incentive Plan available to be earned by the Named Executive Officer for 2019. The actual amounts earned for 2019 under the Annual Incentive Plan are set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” Each Named Executive Officer earned an award of 218.75% of the target amount under the Annual Incentive Plan for 2019 performance, which was paid in March 2020. For further detail, see “Compensation Discussion and Analysis—Short-term Incentive Compensation.”

(2)

Consists of an award of PSUs, which vest based on the achievement of pre-established relative performance goals over a three-year performance period from January 2019 through December 2021. Half of the PSUs awarded will vest based on the achievement of cumulative revenue growth relative to cumulative revenue growth of the companies in the NASDAQ Electronics Components Index, with the other half vesting based on the achievement of total shareholder return relative to total shareholder return of the companies in the NASDAQ Electronics Components Index. The PSU target awards are subject to a multiplier ranging from 0x to 2x based upon the percentile achievement with respect to each relative target.

Universal Display Corporation • 2020 Proxy Statement • 22

(3)	Consists of an award of time-based RSUs, which vested or will vest ratably one-third each year over three years on March 5, 2020, 2021, and 2022.
(4)

Consists of an award of special time-based RSAs, which vest ratably one-half each year over two years on March 6, 2021 and 2022 for Mr. Abramson and Mr. Rosenblatt and one-half each year on March 6, 2022 and 2023 for Dr. Brown, Mr. Premutico and Ms. Mahon.

The RSUs, PSUs and RSAs are also subject to the continued employment of the Named Executive Officers on the applicable vesting date.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the outstanding equity awards to the Named Executive Officers as of December 31, 2019. None of the Named Executive Officers holds any outstanding stock options.

	Stock Awards		Equity Incentive Plan Awards
Name	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested (1) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Steven V. Abramson	81,435	16,781,310	9,547	1,967,350
Sidney D. Rosenblatt	81,435	16,781,310	9,547	1,967,350
Julia J. Brown, Ph.D.	64,339	13,258,338	6,706	1,381,905
Mauro Premutico	45,234	9,321,370	4,057	836,026
Janice K. Mahon	21,248	4,378,575	3,302	680,443

(1)	Based on the closing price of the Company’s common stock on the NASDAQ Global Market on December 31, 2019 ($206.07).

Stock Vested Table

The following table summarizes the vesting of stock, including restricted stock, restricted stock units, performance stock units, and similar instruments, for the Named Executive Officers during 2019. None of the Named Executive Officers exercised any stock options, SARs or other similar instruments during 2019.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Steven V. Abramson	65,144	10,521,747
Sidney D. Rosenblatt	65,144	10,521,747
Julia J. Brown, Ph.D.	35,637	5,319,780
Mauro Premutico	24,272	4,087,901
Janice K. Mahon	11,493	1,721,717

(1)	Based on the closing price of our common stock on the NASDAQ Global Market on the date of vesting.

For each of the Named Executive Officers, the shares shown as vesting above include PSUs and RSUs vesting under long-term incentive equity awards made in 2015, RSUs vesting under long-term incentive equity awards made in 2017 and 2018, and shares vesting under special long-term equity retention awards granted in prior years.

Universal Display Corporation • 2020 Proxy Statement • 23

Pension Benefits Table

The following table provides information regarding the Company’s Supplemental Executive Retirement Plan, or SERP. For further detail, see “Compensation Discussion and Analysis—Supplemental retirement benefits.”

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Steven V. Abramson	SERP	23	15,225,140	—
Sidney D. Rosenblatt	SERP	23	12,881,891	—
Julia J. Brown, Ph.D.	SERP	21	5,981,192	—
Mauro Premutico	SERP	8	1,070,879	—
Janice K. Mahon	SERP	23	4,098,011	—

(1)

For information regarding the assumptions made in the valuations of these amounts, see Footnote 15 to the Company's financial statements for the year ended December 31, 2019 included in the Company’s Annual Report on Form 10-K for such year.

Potential Payments Upon Termination in Connection with a Change in Control

In April 2003, the Company entered into Change in Control Agreements with the following Named Executive Officers: Mr. Abramson, Mr. Rosenblatt, Dr. Brown, and Ms. Mahon (the “Original CIC Agreements”). These agreements provided for certain cash payments and other benefits to the Named Executive Officers upon a qualifying employment termination event in connection with a “Change in Control” of the Company. In November 2008, the Original CIC Agreements were amended and restated to bring them into compliance with Section 409A of the IRC and regulations issued thereunder.

The Amended and Restated CIC Agreements with each of Mr. Abramson, Mr. Rosenblatt, Dr. Brown and Ms. Mahon, and the Amended and Restated Change in Control Agreement entered into with Mr. Premutico in April 2012 (collectively, “Amended CIC Agreements”) utilize a “double trigger” mechanism whereby benefits are not paid to an executive as a result of the Change in Control unless he or she also experiences a qualifying termination event in connection with the Change in Control (i.e., termination or substantial reduction in responsibilities).

Under the Amended CIC Agreements, if a Named Executive Officer’s employment is terminated in connection with a Change in Control, such Named Executive Officer would be entitled to the following benefits:

•

a lump-sum payment equal to two times the sum of the average annual base salary and the annual bonus to the individual, including any authorized deferrals, salary reduction amounts and any car allowance, and including the fair market dollar value equivalent of any bonus amounts paid in the form of stock options, SARs, warrants, stock awards or performance units;

•

a lump-sum payment equal to the estimated after-tax premium cost to the individual of continuing any Company-sponsored life, travel or accident insurance and disability insurance coverage for the individual (and where applicable, his or her spouse and dependents), based on coverage levels in effect immediately prior to the termination date (less any contributions that would have been required by the individual), for two years;

•

a lump-sum payment equal to the Company-provided contributions to which the individual would be entitled under the Company’s 401(k) savings and retirement plans, assuming the individual continued working for the Company for two years at his or her annual base salary;

•

effective immediately preceding the Change in Control (but contingent upon the consummation of the Change in Control), full vesting of all outstanding, unvested equity awards held by the individual immediately preceding the Change in Control that have not yet become vested (and exercisable to the extent applicable), except the awards which vest based on the attainment of performance criteria would not automatically vest but would instead be governed by the terms of the plan or agreement evidencing the award;

•

continued group hospitalization, health and dental care coverage, at the level in effect as of the termination date (or generally comparable coverage) for the individual and, where applicable, the individual’s spouse and dependents, for two years assuming the individual continued working for the Company;

•	a lump-sum payment equal to $10,000 for outplacement assistance services for two years;
•	applicable SERP benefit payout; and
•	an additional payment to cover any excise tax imposed on the individual by reason of the individual receiving the payments and benefits specified above.

Universal Display Corporation • 2020 Proxy Statement • 24

The estimated payments and benefits that the Company would provide to each Named Executive Officer under the Amended CIC Agreements are set forth in the following table, based on the assumption that his or her employment is terminated in connection with a Change in Control which took place on December 31, 2019.

Name	Lump Sum Payment of Two Times Annual Base Salary (1) ($)	Lump Sum Payment of Two Times Annual Bonus (2) ($)	Lump Sum Payment for Accrued and Unused Paid Time Off and Sick Time ($)	Lump Sum Payment of Estimated After-Tax Cost to Continue Life, Travel and Disability Insurance for Two Years ($)	Estimated Value of Ongoing Contributions Under Long- Term Incentive, Savings and Retirement Plans for Two Years ($)	Estimated After-Tax Value of Ongoing Payments to Continue Group Medical, Health and Dental Care Coverage for Two Years ($)	Estimated Value of Unvested Stock Options and Stock Awards Subject to Accelerated Vesting (3) ($)	Payment for Outplace-ment Assistance Services ($)	SERP Payout ($)	Value of Tax Reimburse-ment Payments on Account of Excise or Other Taxes ($)	Total Payments and Benefits ($)
Steven V. Abramson	1,538,011	4,971,208	158,979	44,665	16,800	41,500	18,748,661	10,000	15,225,140	24,145,923	64,900,888
Sidney D. Rosenblatt	1,538,011	4,971,208	153,732	58,918	16,800	12,907	18,748,661	10,000	12,881,891	22,180,390	60,572,517
Julia J. Brown, Ph.D.	1,083,851	3,491,723	121,812	12,722	16,800	30,673	14,640,243	10,000	5,981,192	15,373,023	40,762,039
Mauro Premutico	919,370	1,773,545	89,121	7,387	16,800	41,500	10,157,396	10,000	1,070,879	8,520,884	22,606,882
Janice K. Mahon	750,614	1,443,688	57,570	13,141	16,800	12,907	5,059,019	10,000	4,098,011	6,930,965	18,392,715

(1)

Under the Amended CIC Agreements, this is to be based on the highest monthly base salary paid or payable to the employee during the twenty-four (24) months prior to December 31, 2019, including any amounts earned but deferred. It is also to include any annual car allowance. For purposes of this calculation, the employee’s bi-weekly salary as of the payment period ended on December 31, 2019 was utilized. Also, an annual car allowance of $6,000 is included for each Named Executive Officer.

(2)

Under the Amended CIC Agreements, this is to be based on the highest annual bonus to the employee for the last three full fiscal years prior to December 31, 2019, and is to include the fair market dollar value equivalent of any stock, restricted stock or stock options issued as bonus consideration, determined as of the date of issuance and without regard to any restrictions or vesting conditions.

(3)

Assumes all unvested or restricted stock options and stock awards, including performance-based grants, vest on termination of employment in connection with a Change of Control. See table under “Outstanding Equity Awards at Fiscal Year-End Table” for further detail. This amount does not include restricted stock (RSUs and PSUs) awarded in March 2020 as long-term incentive compensation.

In consideration of receiving these payments and benefits, each Named Executive Officer has agreed not to compete with the Company for six months following his or her termination in connection with a Change in Control. Each Named Executive Officer has further agreed that, for two years following his or her termination he or she will not knowingly (i) solicit or recruit any of the Company’s employees to compete with the Company, or (ii) divert or unreasonably interfere with the Company’s business relationships with any of its suppliers, customers, partners or joint venturers with whom the individual had any involvement. In addition, each Named Executive Officer is required to execute a general release of all employment-related claims he or she may have against the Company in order to receive the payments and benefits specified under the Amended CIC Agreements. (Such restrictive covenants are in addition to, and not in lieu of, restrictive covenants to which each Named Executive Officer is subject in other agreements with the Company, such as equity grant agreements.)

As used in the Amended CIC Agreements, a Change in Control of the Company would occur if:

•

any person (or affiliated group of persons) first becomes the beneficial owner of securities of the Company (not including securities previously owned by such person(s) or any securities acquired directly from the Company) representing 30% or more of the then-outstanding voting securities of the Company;

•	the individuals who constitute our Board of Directors at the beginning of any 24-month period cease, for any reason other than death, to constitute at least a majority of our Board of Directors;
•

the Company consummates a merger or consolidation with any other corporation, except where the voting securities of the Company outstanding immediately prior to the merger or consolidation continue to represent at least 50% of the voting securities of the Company (or the surviving entity of the merger or consolidation or its parent), or where no person first becomes the beneficial owner of securities of the Company representing 30% or more of the then-outstanding voting securities of the Company;

•

the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or an agreement is consummated for the sale or disposition by the Company of all or substantially all of its assets, excluding a sale or

Universal Display Corporation • 2020 Proxy Statement • 25

disposition by the Company of all or substantially all of its assets to an entity, at least 50% of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to the sale; or

•

any person consummates a tender offer or exchange for voting stock of the Company and, directly or indirectly, becomes (in one or more transactions) the “beneficial owner” of securities of the Company representing a majority of the voting securities of the Company.

As used in the Amended CIC Agreements, a termination of a Named Executive Officer in connection with a Change in Control of the Company would include a termination of the Named Executive Officer’s employment:

•	by the Company at the time of or within two years after a Change in Control, other than for the individual’s death or incapacity for a period of 12 consecutive months, or for cause;
•

by the individual within two years after a Change in Control for (i) the Company’s breach of the Amended CIC Agreement or any other material obligation of the Company to the individual, (ii) any significant reduction by the Company of the individual’s authority, duties or responsibilities, (iii) any demotion or removal of the individual from his or her employment grade, compensation level or officer positions, or (iv) a relocation by more than 50 miles of the offices of the Company at which the individual principally works; and

•

by either the Company or the individual during the one year period immediately preceding a Change in Control, unless the Company establishes by clear and convincing evidence that the termination was for good faith business reasons not related to the Change in Control.

Compensation of Directors

Attracting and retaining qualified individuals to serve on our Board of Directors is crucial for our long-term success. Our director compensation policies and practices are critical to our ability to accomplish this goal and to reward our independent non-employee directors for their service as members of the Board. Our non-employee director compensation is designed to offer competitive cash and equity compensation to attract and retain qualified directors and to align the interests of our directors with the long-term interests of our shareholders.

Our Board of Directors, guided by our Compensation Committee, periodically establishes the level of compensation for our non-employee directors. Directors who also are current officers or employees of the Company receive no additional compensation for service as directors.

To aid their review, the Board and Compensation Committee generally utilize the services of a compensation consultant, and in 2018 and 2019, the Board and Compensation Committee reviewed an analysis of director compensation prepared by Korn Ferry. Following this review in December 2018, the Board and Compensation Committee adopted a new program for 2019 compensation for the independent directors for board and committee service. Instead of the 2019 equity component of independent director compensation consisting of a fixed number of Company shares of common stock (as was the case in years prior), the independent directors were paid a number of shares based on a dollar target value, which number of shares were determined based on the closing stock price on the day of the Board’s December 13, 2018 meeting. In December 2019, following the Board’s review of Korn Ferry’s analysis, the Board and Compensation Committee decided to maintain the compensation structure for independent directors for 2020 consistent with independent director compensation for 2019, subject to modification of certain amounts payable for independent director service on committees of the Board and as Lead Independent Director, as described below.

In 2019, compensation for the independent directors for Board and committee service was as follows: Cash compensation to each independent member of the Board of Directors in 2019 consisted of $45,000 in annual director fees (paid in four quarterly installments), and each independent director who served in 2019 on a committee of the Board of Directors (other than as the committee chair) received additional cash compensation for such committee service in the following amounts: $5,000 annually for any independent director serving as a member of the Nominating & Corporate Governance Committee, the Investment Committee or the ESR Committee, $7,500 annually for any independent director serving as a member of the Compensation Committee and $10,000 annually for any independent director serving as a member of the Audit Committee. Further, the chairs of the Nominating & Corporate Governance Committee, the Investment Committee, and the ESR Committee received $10,000 in cash for such service, the chair of the Compensation Committee received $15,000 in cash for such service and the chair of the Audit Committee received $20,000 in cash for such service. In addition, Ms. Gemmill was paid an annual cash retainer of $15,000 for her service as Lead Independent Director, with such amount paid in equal quarterly installments at the end of each quarter for 2019.

For 2020, compensation for the independent members of our Board of Directors will include:

•	A cash award of $72,000, payable in quarterly installments of $18,000 each at the end of each calendar quarter of the year; and
•

An award of shares of the Common Stock having a dollar target value of $210,000 as of the closing price of the date of approval, issuable in quarterly equal installments of shares each at the end of each calendar quarter of the year. Using the December 13, 2019 closing price, the target value resulted in a fractional share, so the award was rounded up,

Universal Display Corporation • 2020 Proxy Statement • 26

resulting in an annual grant of 1,076 shares (for a total value of $210,154) which will be paid out in quarterly installments at the end of each quarter in 2020.

Our Compensation Committee and Board of Directors revised the amounts payable for independent director service on each committee of the Board in 2020. Each of the Company’s independent directors who serves as a member of one of the committees of the Board (other than the chair) in 2020 shall receive annual cash compensation for his or her service as a member of such committee in the following amounts: $10,000 for a member of the Compensation Committee, $15,000 for a member of the Audit Committee, and $7,500 for each of the members of the Nominating Committee, Investment Committee and ESR Committee, and for members of such other committees of the Board as may be added in the future. Each of the Company’s independent directors who serves as a chair of one of the committees of the Board shall receive an annual cash retainer (cash payment) in connection with his or her service as chair for 2020, in the following amounts:  $20,000 for the chair of the Compensation Committee, $30,000 for the chair of the Audit Committee, and $15,000 for each of the chairs of the Nominating Committee, Investment Committee and ESR Committee, and for the chair of such other committees of the Board as may be added in the future. Additionally, Ms. Gemmill shall receive an annual cash retainer of $32,500 for her service as Lead Independent Director. Such cash retainers are to be paid in equal quarterly installments at the end of each calendar quarter of the year.

The following table provides information on the compensation of members of our Board of Directors (who are not Named Executive Officers) in 2019.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)		All Other Compensation ($)	Total ($)
Cynthia J. Comparin	-	210,154	(2)	-	210,154
Richard C. Elias	65,000	210,154	(2)	-	275,154
Elizabeth H. Gemmill	95,000	210,154	(2)	-	305,154
Rosemarie B. Greco (3)	36,250	-		-	36,250
C. Keith Hartley	75,000	210,154	(2)	-	285,154
Celia M. Joseph	-	210,154	(2)	-	210,154
Lawrence Lacerte	72,500	210,154	(2)	-	282,654
Sherwin I. Seligsohn (4)	-	-		2,819,584	2,819,584

(1)	There were no option awards made to any of our independent directors in 2019. As of December 31, 2019, none of the directors owned any options to purchase shares of our common stock.
(2)

At a meeting on December 12, 2019, the Board of Directors approved an award of shares having a target value of $210,000 (subject to rounding up for any fractional share) based on the closing price on the date of the meeting, to be issued in quarterly installments as compensation in 2020. The closing price of the Company’s common stock was $195.31 per share on the grant approval date of December 12, 2019, resulting in a grant of 1,076 shares (for a total value of $210,154). These 1,076 shares will be issued in equal quarterly installments at the end of each quarter in 2020 provided such Director continues to serve on the Board as of such date. After the calculation of the number of shares based on the closing price on December 12, 2019, the number of shares is fixed and is not adjusted to reflect price fluctuations at the time of issuance. For information regarding the assumptions made in the valuations of these amounts, see Note 14 to the Company’s consolidated financial statements for the year ended December 31, 2019 included in the Company’s Annual Report on Form 10-K for such year.

(3)	Ms. Greco’s 2019 compensation was for her service on the Board through the first half of 2019. As her service ended after that time, she did not receive any compensation for the second half of 2019.
(4)

Mr. Seligsohn received the following compensation for his service as an officer of the Company: (a) salary - $450,205; (b) bonus under the Annual Incentive Plan - $807,833; (c) Special Bonus Award - $1,029,579; (d) 1,207 RSUs, which vest ratably one-third each year over three years on each of March 5, 2020, 2021 and 2022, with a grant date fair value of $184,755; (e) 1,207 PSUs, which vest based on the achievement of pre-established relative performance goals over a three-year performance period from January 2019 through December 2021, with a grant date fair value of $332,288; (f) auto expense reimbursements and allowance of $5,360; (g) disability insurance premium payments of $1,164; and (h) 401(k) plan contributions of $8,400.

Universal Display Corporation • 2020 Proxy Statement • 27

Equity Compensation Plans

The following table includes information on our equity compensation plans (including individual compensation arrangements), both those previously approved and not approved by our shareholders, as of December 31, 2019:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (#) (1)
Equity compensation plans approved by security holders	—	—	3,116,795	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	-	-	3,116,795	(2)

(1)	Excludes any securities reflected in the column entitled “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”
(2)

Consists of 2,248,573 shares remaining available for issuance under the Company’s Equity Compensation Plan and 868,222 shares remaining available for issuance under the Company’s Employee Stock Purchase Plan. No more than 12,500 shares are subject to purchase by each participant during any three-month purchase period under the Employee Stock Purchase Plan.

Universal Display Corporation • 2020 Proxy Statement • 28

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our shareholders are entitled to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

In the Proxy Statement for the 2017 Annual Meeting of Shareholders, our Board of Directors recommended that our shareholders approve the frequency of continuing to hold this advisory vote on an annual basis, to provide our shareholders with the ability to express their views on our executive compensation policies and practices on a frequent basis. By their votes at our 2017 meeting, our shareholders agreed. Accordingly, we determined that future advisory shareholder votes on the compensation of the Company’s named executive officers will be held every year until the next vote on the frequency of such advisory shareholder votes.

The compensation of our Named Executive Officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our shareholders’ interests, consistent with current market practices. Compensation of our Named Executive Officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

Accordingly, our Board of Directors is asking our shareholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by casting a non-binding, advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or our Company. Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to Company management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Vote Required and Recommendation of our Board of Directors

This proposal will be approved if a majority of the votes cast by all shareholders, voting as a single class, are FOR approval. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION PROPOSED UNDER THIS PROPOSAL 2.

Universal Display Corporation • 2020 Proxy Statement • 29

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

At a meeting held on April 7, 2020, our Audit Committee recommended and approved the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2020. KPMG has served in this capacity since being engaged by us on July 30, 2002. We are seeking the ratification of our appointment of KPMG as our independent registered public accounting firm for 2020 at the Annual Meeting.

We expect that a representative of KPMG will attend the Annual Meeting and will be available to respond to appropriate questions. If this representative desires to do so, he or she will have the opportunity to make a statement at the Annual Meeting.

Vote Required and Recommendation of our Board of Directors

This proposal will be approved if a majority of the votes cast by all shareholders, voting as a single class, are FOR approval. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THIS PROPOSAL 3.

Fees Billed by the Company’s Independent Auditors

The audit and tax fees billed to the Company from KPMG for 2019 and 2018 are set forth in the table below:

Fee Category	2019 ($)	2018 ($)
Audit Fees (1)	870,000	799,000
Audit Related Fees (2)	-	128,000
Tax Fees - Compliance (3)	21,000	18,000
Tax Fees - Other (4)	20,000	219,000
Total	911,000	1,164,000

(1)

“Audit Fees” relate to professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and internal controls over financial reporting, quarterly reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q and a statutory audit of the Company’s subsidiary in Hong Kong.

(2)	“Audit Related Fees” relate to accounting assistance with respect to ASC Topic 606.
(3)

“Tax Fees – Compliance” relate to professional services rendered in connection with tax preparation relating to international tax returns and in connection with tax compliance matters primarily associated with business operations outside of the United States.

(4)	“Tax Fees – Other” relate to tax consulting services on certain international and local matters.

The aggregate fees included in Audit Fees are fees billed for the fiscal year while the aggregate fees included in Tax Fees - Compliance and Tax Fees – Other are fees billed in the fiscal year.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee currently approves all engagements to provide both audit and non-audit services and has not established formal pre-approval policies or procedures. During 2019, our Audit Committee approved non-audit services, as defined by Rule 2-01(c)(4) of Regulation S-X, relating to tax consultation for assisting with tax matters associated with business operations outside of the United States and certain domestic tax matters, and tax compliance services.

Universal Display Corporation • 2020 Proxy Statement • 30

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information, as of the Record Date, with respect to persons known by the Company to beneficially own more than five percent (5%) of any class of our voting securities.

Title of Class	Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned(2)	Percentage Ownership(2)
Common Stock
	The Vanguard Group (3)	3,976,857	8.4%

	BlackRock, Inc.(4)	3,845,564	8.2%

	PRIMECAP Management Company(5)	3,328,258	7.1%

	Scott Seligsohn, Lori S. Rubenstein and Steven G. Winters (6)(7)	2,930,848	6.2%

Series A Nonconvertible Preferred Stock
	American Biomimetics Corporation (7)(8)	200,000	100%

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.
(2)

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock and Series A Nonconvertible Preferred Stock beneficially owned by them. The percentage ownership for each beneficial owner listed above is based on 47,149,703 shares of our common stock and 200,000 shares of our Series A Nonconvertible Preferred Stock outstanding as of the Record Date. In accordance with SEC rules, options or warrants to purchase shares of our common stock that were exercisable as of the Record Date, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options or warrants for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The numbers of shares of common stock listed do not include any shares issuable upon the exercise of outstanding options because none of the above persons holds any such options.

(3)

Represents shares of the Company’s common stock beneficially owned as of December 31, 2019, based on a Schedule 13G/A filed by The Vanguard Group on February 10, 2020. In such filing, The Vanguard Group indicates that it has sole voting power with respect to 24,477 shares, shared voting power with respect to 8,102 shares, sole dispositive power with respect to 3,949,732 shares, and shared dispositive power with respect to 27,125 shares. The reported address is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Represents shares of the Company’s common stock beneficially owned as of December 31, 2019, based on a Schedule 13G/A filed by BlackRock, Inc. on February 5, 2020 on behalf of BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock Advisors (UK) Limited; and BlackRock Fund Advisors. In such filing, BlackRock, Inc. indicates that it has sole voting power with respect to 3,686,199 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 3,845,564 shares, and shared dispositive power with respect to 0 shares. The reported address is 55 East 52nd Street, New York, NY 10055.

(5)

Represents shares of the Company’s common stock beneficially owned as of December 31, 2019, based on a Schedule 13G/A filed by PRIMECAP Management Company on February 8, 2020. In such filing, PRIMECAP Management Company indicates that it has sole voting power with respect to 3,256,908 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 3,328,258 shares, and shared dispositive power with respect to 0 shares. The reported address is 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105.

(6)

Includes (a) 1,338,505 shares of our common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated July 29, 1993, FBO Scott Seligsohn (the “Seligsohn Trust”), of which Lori S. Rubenstein, Scott Seligsohn and Steven G. Winters are co-trustees; (b) 1,200,000 shares of our common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated July 29, 1993, FBO Lori S. Rubenstein (the “Rubenstein Trust”), of which Lori S. Rubenstein, Scott Seligsohn and Steven G. Winters are co-trustees; (c) 136,000 shares of our common stock owned by American Biomimetics Corporation, of which the Rubenstein Trust and Seligsohn Trust are the principal shareholders; (d) 165,180 shares of our common stock owned directly by Mr. Scott Seligsohn; (e) 39,163 shares of our common stock owned directly by Scott Seligsohn Grantor Retained Annuity Trust #1 Scott Seligsohn, Trustee; and (f) 52,000 shares of our common stock owned directly by Ms. Rubenstein. Mr. Scott Seligsohn is Mr. Sherwin I. Seligsohn’s adult son and Ms. Lori S. Rubenstein is Mr. Sherwin I. Seligsohn’s adult daughter.

(7)	The address of these beneficial owners is c/o Cozen O’Connor, 1900 Market Street, Philadelphia, PA 19103.

Universal Display Corporation • 2020 Proxy Statement • 31

(8)

Mr. Sherwin I. Seligsohn, our Founder and Chairman of our Board of Directors, serves as a director and as President and Secretary of American Biomimetics Corporation, which owns all 200,000 shares of our Series A Nonconvertible Preferred Stock.

Security Ownership of Management

The table below sets forth certain information, as of the Record Date, with respect to the beneficial ownership of any class of our equity securities beneficially owned by all directors, nominees for director and Named Executive Officers of the Company, as well as all executive officers of the Company and directors as a group.

Title of Class	Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)		Percentage Ownership (2)
Common Stock
	Sherwin I. Seligsohn	251,915	(3)	*
	Steven V. Abramson	242,079	(4)	*
	Sidney D. Rosenblatt	342,156	(5)(6)(7)	*
	Cynthia J. Comparin	1,597	(8)	*
	Richard C. Elias	23,593	(9)	*
	Elizabeth H. Gemmill	119,213		*
	C. Keith Hartley	91,629	(10)	*
	Celia M. Joseph	269		*
	Lawrence Lacerte	261,843	(11)	*
	Julia J. Brown, Ph.D.	97,111		*
	Mauro Premutico	69,921		*
	Janice K. Mahon	36,994		*

	All directors and executive officers as a group (12 persons)	1,538,320		3.3%
Series A Nonconvertible Preferred Stock
	Sherwin I. Seligsohn	200,000	(12)	100%

*	Represents less than 1% of our outstanding common stock.
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.
(2)

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. The percentage ownership for each beneficial owner listed above is based on 47,149,703 shares of our common stock and 200,000 shares of our Series A Nonconvertible Preferred Stock outstanding as of the Record Date. In accordance with SEC rules, options to purchase shares of our common stock that were exercisable as of the Record Date, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The numbers of shares of common stock listed do not include any shares issuable upon the exercise of outstanding options because none of the above persons holds any such options.

(3)

Includes 136,000 shares of our common stock owned by American Biomimetics Corporation, of which Mr. Sherwin I. Seligsohn serves as a director and President and Secretary. Also includes 21,000 shares of our common stock owned by The Seligsohn Foundation, of which Mr. Sherwin I. Seligsohn is the sole trustee. Does not include (i) 1,200,000 shares of our common stock owned by the Rubenstein Trust; (ii)  1,338,505 shares of our common stock owned by the Seligsohn Trust; (iii)  52,000 shares of our common stock owned by Ms. Lori S. Rubenstein; (iv)  165,180 shares of our common stock owned by Mr. Scott Seligsohn; and (v) 39,163 shares of our common stock owned directly by Scott Seligsohn Grantor Retained Annuity Trust #1 Scott Seligsohn, Trustee, as to which in each case Mr. Sherwin I. Seligsohn disclaims beneficial ownership.

(4)

Includes an aggregate 65,048 shares held by the following Grantor Retained Annuity Trusts that each holds the number of shares set forth behind its name: The Steven V. Abramson July 2017 Annuity Trust dated as of July 19, 2017 (15,346 shares), The Steven V. Abramson December 2017 Annuity Trust dated as of December 26, 2017 (920 shares), The Steven V. Abramson July 2018 Annuity Trust dated as of July 27, 2018 (27,713 shares), The Steven V. Abramson December 2018 Annuity Trust dated as of December 26, 2018 (3,119 shares), The Steven V. Abramson October 2019 Annuity Trust dated as of October 3, 2019 (15,989 shares) and The Steven V. Abramson December 2019 Annuity Trust dated as of December 26, 2019 (1,961 shares). Mr. Abramson is trustee and beneficiary of each of the foregoing trusts.

(5)	Includes 13,000 shares of our common stock held by Mr. Rosenblatt’s spouse and being reported as beneficially owned by him.
(6)

Includes 50,356 shares of our common stock held by the Rosenblatt Family Limited Partnership, a limited partnership of which Mr. Rosenblatt is the sole general partner and he and his children are the sole limited partners, and being reported as beneficially owned by him.

(7)

Includes an aggregate 66,419 shares held by the following Grantor Retained Annuity Trusts that each holds the number of shares set forth behind its name:  The Sidney Rosenblatt June 2017 Annuity Trust dated as of July 19, 2017 (27,791 shares),

Universal Display Corporation • 2020 Proxy Statement • 32

The Sidney Rosenblatt December 2017 Annuity Trust dated as of December 26, 2017 (920 shares), The Sidney Rosenblatt September 2018 Annuity Trust dated as of September 24, 2018 (17,774 shares), The Sidney Rosenblatt December 2018 Annuity Trust dated as of December 26, 2018 (3,119 shares), The Sidney Rosenblatt August 2019 Annuity Trust dated as of August 6, 2019 (12,579 shares) and The Sidney Rosenblatt December 2019 Annuity Trust dated as of December 26, 2019 (4,236 shares). Mr. Rosenblatt is trustee and beneficiary of these Grantor Retained Annuity Trusts.

(8)	Includes 1,328 shares our common stock held by Ms. Comparin’s spouse and being reported as beneficially owned by him.
(9)

Includes an aggregate 23,324 shares held by the following Grantor Retained Annuity Trusts that each holds the number of shares set forth behind its name: The Elias 2017 Grantor Retained Annuity Trust dated May 1, 2017 (6,834 shares), The Elias 2018 Grantor Retained Annuity Trust dated September 6, 2018 (9,993 shares), and The Elias 2020 Grantor Retained Annuity Trust dated January 28, 2020 (6,497 shares). Mr. Elias is trustee and beneficiary of these Grantor Retained Annuity Trusts.

(10)	64,414 shares of common stock held by Mr. Hartley are pledged as collateral for margin accounts.
(11)	206,432 shares of common stock held by Mr. Lacerte are pledged as security for a margin loan.
(12)	Mr. Sherwin I. Seligsohn is a director, President and Secretary of American Biomimetics Corporation, which owns all 200,000 shares of our Series A Nonconvertible Preferred Stock.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Our Relationship with Scott Seligsohn

We employ Scott Seligsohn, son of Sherwin I. Seligsohn, as an executive assistant to Sherwin I. Seligsohn in his capacity as our Founder and Chairman of the Board of Directors. In 2019, we paid Scott Seligsohn a base salary and bonus compensation of $100,020.

Policies and Procedures for Approval of Related Person Transactions

Consistent with applicable NASDAQ listing requirements, the Audit Committee of our Board of Directors is responsible for reviewing all transactions between us and related persons for potential conflicts of interest on an ongoing basis, and for approving all such transactions. Related persons include any of our directors or nominees for director, any of our executive officers, any shareholders owning more than 5% of any class of our equity securities, and immediate family members of any of these persons.

To help identify transactions with related persons, each year, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which they or their family members have an interest. Responses to these Director and Officer Questionnaires are reviewed and transactions that might reasonably pose a conflict of interest are brought to the attention of the Audit Committee for consideration. No new related person transactions were disclosed on the Director and Officer Questionnaires completed in February 2020. In addition, the Company’s legal department reviews all new Company contracts and has not identified any new related person transactions.

The transactions with the related persons identified above are reviewed with our Audit Committee on a regular basis, most recently at a meeting of the Audit Committee on April 7, 2020. At this meeting, the Audit Committee ratified the above transaction following its consideration of the potential conflicts of interest.

RISK OVERSIGHT BY OUR BOARD OF DIRECTORS

The role of our Board of Directors in our risk oversight process includes receiving regular reports from members of management on areas of material risk to us, including operational, financial, legal and strategic risks. Our Board of Directors also works to oversee risk through its consideration and authorization of significant matters, such as major strategic, operational and financial initiatives and its oversight of management’s implementation of those initiatives.

In particular, our Audit Committee is tasked pursuant to its charter “to discuss with management and the Company’s independent auditor, as appropriate, the Company’s risk assessment and risk management policies, including the Company’s major exposures to financial risk and the steps taken by management to monitor and mitigate such exposures.” As appropriate, the Chair of the Audit Committee reports to the full Board of Directors on the activities of the Audit Committee in this regard, allowing the Audit Committee and the full Board to coordinate their risk oversight activities.

Universal Display Corporation • 2020 Proxy Statement • 33

In its risk oversight capacity, our Board of Directors and Audit Committee engage in various practices, including, without limitation:

•

reviewing and considering reports from and information provided by management to the Board and its committees on topics relating to the risks that we face, including, without limitation, the status of current and anticipated developments of our technology, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business;

•	the direct oversight of specific areas of our business by our Compensation Committee and Audit Committee; and
•

reviewing and considering reports from, and information provided by, our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our compensation practices and our internal control over financial reporting.

As one component of our risk oversight and anti-fraud program, our Audit Committee has established complaint reporting procedures described in the “Shareholders — Corporate Governance” section of our website at www.oled.com. These procedures indicate how to submit complaints to our Audit Committee regarding accounting, internal accounting controls or auditing matters. Once received, grievances are reviewed by our President and Vice President of Legal, and then forwarded to the Chair of the Audit Committee for consideration. Questions or concerns may also be submitted anonymously to the Audit Committee in writing, via an unsigned letter, or employees may submit such matters through a name-protected online process administered by a third-party service provider.

ETHICS AND BUSINESS CONDUCT

Code of Ethics and Business Conduct for Employees

We have adopted a Code of Ethics and Business Conduct (“Employee Code”) applicable to all officers and employees, which was last ratified and approved at a meeting of our Board of Directors on April 7, 2020. The Employee Code constitutes our “code of ethics” for the Chief Executive Officer, Chief Financial Officer and Controller within the meaning of applicable SEC rules and also serves as our “code of conduct” applicable to all officers and employees of the Company as required by applicable NASDAQ listing standards. Our Employee Code is publicly available through the “Shareholders — Corporate Governance” section of our website at www.oled.com.

If we make any substantive amendments to our Employee Code (other than technical, administrative, or other non-substantive amendments), or if we grant any waivers of the Employee Code (including implicit waivers) in favor of our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in that same location on our website, or in a current report on Form 8-K that we file with the SEC. In addition, any waiver of our Employee Code with respect to our executive officers must be approved by our Board of Directors.

Anti-Hedging Policy

The Employee Code prohibits all employees, including executive officers, from trading in options, warrants, puts and calls or similar financial instruments on any Company securities, or selling any Company securities “short,” and from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any Company securities. On an annual basis (most recently in November 2019), all of our employees are asked to review and affirm their knowledge and understanding of the Employee Code.

Code of Conduct for Directors

Our Board of Directors has adopted a “Code of Conduct for Directors” that serves as our “code of conduct” applicable to all of our directors as required by applicable NASDAQ listing requirements. The Code of Conduct for Directors, which was last ratified and approved at a meeting of our Board of Directors on April 7, 2020, contains the same prohibitions as the Employee Code on members of our Board of Directors from trading in financial instruments on any Company securities (including the prohibition on selling Company securities “short”) and from engaging in hedging transactions. Our Code of Conduct for Directors is publicly available through the “Shareholders — Corporate Governance” section of our website at www.oled.com. Any waiver of our Code of Conduct for Directors must be approved by our Board of Directors and will be disclosed as required under applicable regulations.

Corporate Governance Guidelines

Our Nominating & Corporate Governance Committee has developed, and our Board of Directors has adopted, Corporate Governance Guidelines to assist the Board of Directors in the exercise of its responsibilities and to serve the interests of the Company and its shareholders. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing long-term shareholder value. In particular, we believe that succession planning and talent management are vital to the Company’s success. The Corporate Governance Guidelines address succession planning and contemplate the Board working with our Nominating & Corporate Governance Committee and our Chief Executive Officer in the consideration and evaluation of potential executive successors. We believe it is

Universal Display Corporation • 2020 Proxy Statement • 34

important for our directors to have a regular executive assessment process and to be able to provide input on important decisions in this area, and for us to maintain a bench of future leaders of the Company.

The Corporate Governance Guidelines were last ratified by our Board of Directors at a meeting held on December 12, 2019 and are publicly available through the “Shareholders — Corporate Governance” section of our website at www.oled.com.

Corporate Responsibility

The Company has long been committed to strict adherence to all applicable laws and regulations relating to the operation and governance of its business, including those pertaining to environmental, health and safety, and social policy matters. The Company believes that the implementation of environmentally, employee-focused and socially responsible business practices can provide significant long-term business and societal benefits.

The Company is continually working to provide our shareholders with improved disclosures regarding our environmental and social policies and practices. In 2020, the Company will issue its Corporate Responsibility Report for the year ended December 31, 2019, which we update annually. Our Corporate Responsibility Report is available at the “Shareholders — Corporate Responsibility” section of our website at www.oled.com.

The ESR Committee of the Board, which was created in December 2018, oversees and reviews the Company’s activities with respect to the environment, social issues and sustainability. We maintain and regularly update certain Company policies with respect to some of these areas, as described below.

Supply Chain

The Company is committed to responsible sourcing and ethical business practices. Our proprietary phosphorescent OLED materials are exclusively made for us by PPG Industries, Inc. (“PPG”). We regularly visit and audit PPG’s manufacturing sites (Monroeville, PA and Barberton, OH) to review the quality, environmental, safety, and working conditions of PPG’s production and supply chain procurement processes. Our Quality Management Systems (“QMS”) Policy is available at www.oled.com under “Who We Are — EHS and QMS Policies.” Our Supplier Code of Conduct is available at www.oled.com under “Shareholders — Corporate Responsibility.”

The Company believes that environmental, social and ethical performance of our suppliers, especially PPG and its supply chain, is critical to long-term success and sustainability. We have published a Global Supplier Code of Conduct to make clear our expectations for our suppliers, and a Conflict Minerals Policy to demonstrate our commitment to ensuring that that our products do not contain, and are not made using, Conflict Minerals (as defined in the Dodd-Frank Wall Street Reform and Consumer Protection Act). Our Global Supplier Code of Conduct and Conflict Minerals Policy are available at www.oled.com under “Shareholders — Corporate Responsibility.”

Workplace Diversity and Inclusion; Employment Practices

The Company is committed to fostering a workplace that encourages and embraces diversity and inclusion. We are an equal opportunity employer, and we believe that a diverse workforce made up of people with different ideas, strengths, interests and cultural backgrounds drives employee and business success. The Company’s global workforce is composed of approximately 311 scientists, engineers, technicians and business professionals from over 25 different countries, spanning five different continents.

The Company also strives to create a workplace using appropriate labor practices in which open and honest communication among all employees is encouraged and valued. Our Fair Labor Practices policy provides improved disclosure of our practices and demonstrates our commitment to fair labor laws and principles. We also recognize and respect the right of employees to freely join, or refrain from joining, third-party labor associations in a manner consistent with applicable laws, without fear of reprisal, intimidation or harassment, as described in our Freedom of Association policy. These policies are available at www.oled.com under “Shareholders — Corporate Responsibility.”

Environmental Health and Safety (“EHS”)

The Company integrates health, safety and environmental considerations into all aspects of its business, including product design, responsible manufacture and customer use, to ensure compliance with all applicable government regulations and standards, a safe and healthy workplace, and a responsible environmental footprint in the context of a growing enterprise. The Company obtained ISO14001:2015 (environmental) certification in 2018, and is working toward ISO 45001:2018 (health and safety) certification in 2021.

The Company seeks to achieve excellence for its EHS program through employee involvement at all levels, with robust management systems and focus on continuous improvement. Management leadership and employee engagement in all processes and programs is central for our exemplary compliance record. Key elements of our EHS management system include worksite analysis, hazard prevention and control, training, and pollution prevention and control. We are committed to conducting all aspects of operations in a manner that protects our employees, visitors, and contractors as well as the people, property, and environments of the communities in which we operate.

Universal Display Corporation • 2020 Proxy Statement • 35

We know that our employees are our most valuable assets, and their safety and health are among our top priorities. Our excellent safety record (detailed in our Corporate Responsibility Report) is attributable to our employees’ diligence, our training programs, and safety policy management. Our EHS Policy is available at www.oled.com under “Who We Are — EHS and QMS Policies.”

Community Development

The Company fosters a culture of giving that makes a positive difference to our local community. At our headquarters in Ewing, New Jersey, Company-sponsored activities throughout the year include clothing and food collection drives, weekly meal donations to a local soup kitchen, and onsite blood drives. Our charitable match program encourages and supports the causes and organizations that are important to the Company’s employees. Through this program, the Company matches monetary donations dollar-for-dollar to eligible nonprofit organizations, up to a total of $1,000 per year for each full-time employee.

The Company does not make political contributions to candidates or political parties, nor does it make any direct lobbying expenditures. Prior approval from the Company’s President would be required before any Company funds could be used for lobbying purposes. The Company does not control, direct or influence any employee’s political activities or affiliations. Our Political Involvement Policy is available at www.oled.com under “Shareholders — Corporate Responsibility.”

SHAREHOLDER PROPOSALS

Shareholders may submit proposals to us on matters appropriate for shareholder action at our 2021 annual meeting of shareholders in accordance with regulations adopted by the SEC. Proposals must be received by December 24, 2020 to be considered for inclusion in the proxy statement and form of proxy for our 2021 annual meeting of shareholders. Shareholder proposals received by us after March 9, 2021 will be deemed “untimely,” and proxy holders will have the right to exercise discretionary voting authority with respect to such proposals.

All shareholder proposals must be in writing and must comply with the notice, information and consent provisions contained in our Amended and Restated Bylaws. Proposals should be directed to the attention of our Corporate Secretary at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.

ANNUAL REPORT TO SHAREHOLDERS

A copy of our 2019 Annual Report to Shareholders, containing financial statements for the year ended December 31, 2019, is available free of charge at ir.oled.com. A paper copy of our 2019 Annual Report may be obtained, without charge, by writing to us at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618, Attn: Corporate Secretary.

Sincerely,
By: /s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

Ewing, New Jersey

April 23, 2020

Universal Display Corporation • 2020 Proxy Statement • 36

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/17/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During the Meeting - Go to www.virtualshareholdermeeting.com/OLED2020 You may attend the meeting via audio webcast and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/17/2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. UNIVERAL DISPLAY CORPORATION ATTN: HEIDI CABIBBO 375 PHILLIPS BLVD. SUITE 1 EWING, NJ 08618 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Advisory resolution to approve compensation of the Company's named executive officers. 3. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2020. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date The Board of Directors recommends you vote FOR the following Nominees: 1. 1. Election of the nine directors proposed in the accompanying Proxy Statement, each to serve for a one-year term and until a successor is selected and qualified. Nominees For Against Abstain 1A Steven V. Abramson 1B Cynthia J. Comparin 1C Richard C. Elias 1D Elizabeth H. Gemmill 1E C. Keith Hartley 1F Celia M. Joseph 1G Lawrence Lacerte 1H Sidney D. Rosenblatt 1I Sherwin I. Seligsohn 0000459395_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held virtually on June 18, 2020. The proxy statement and our 2019 Annual Report to Shareholders are available at www.proxyvote.com. UNIVERSAL DISPLAY CORPORATION PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 18, 2020 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Steven V. Abramson and Sidney D. Rosenblatt, jointly and severally, as proxies, each with power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of Universal Display Corporation held of record by the undersigned on April 3, 2020, at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/OLED2020 on June 18, 2020, or any postponements or adjournments thereof. The shares represented by this proxy, if it is properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, the shares represented by this proxy will be voted "FOR" all nominees for director, "FOR" Proposal 2, and "FOR" Proposal 3. Continued and to be signed on reverse side 0000459395_2 R1.0.1.18